UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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LENDINGTREE, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of 2025 Annual
Meeting of Stockholders

AGENDA ITEM	BOARD RECOMMENDATION		FOR MORE INFORMATION	Annual Meeting of Stockholders
1. To elect nine members of our Board of Directors (“Board of Directors” or “Board”), each to hold office for a one-year term ending on the date of the next succeeding annual meeting of stockholders or until such director’s successor shall have been duly elected and qualified (or, if earlier, such director’s death or removal or resignation from our Board of Directors)	✓	FOR (all nominees)	Page 17	June 11, 2025 11:00 a.m. Eastern Time Virtual Meeting via Live Webcast: www.virtualshareholdermeeting.com/TREE2025
2. Advisory vote to approve LendingTree’s (the “Company” or “LendingTree”) executive compensation (say on pay)	✓	FOR	Page 26
3. To ratify the selection of PricewaterhouseCoopers LLP as LendingTree’s independent registered public accounting firm	✓	FOR	Page 53

Note: We also will consider any other matters that may properly be brought before the Meeting (and any postponements or adjournments of the Meeting). As of the date of this Proxy Statement, we have not received notice of any such matters.

HOW TO VOTE

Your vote is important. Please vote as promptly as possible.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on June 11, 2025 (the “Meeting” or “Annual Meeting”): Both the Proxy Statement and LendingTree’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024 (the “2024 Annual Report”), are available electronically at: www.proxyvote.com

At the Virtual meeting Attend the Annual Meeting at www.virtualshareholdersmeeting.com/TREE2025 (using the 16-digit control number included on your proxy card or voting instruction form)	Mail Please mail your completed proxy card or voting instruction form following the instructions provided therein
Telephone Instructions provided in your proxy card or voting instruction form	Internet Instructions provided in your proxy card or voting instruction form

2025 Virtual Annual Stockholder Meeting

The Meeting will be a virtual annual meeting. You will not be able to attend the Meeting in person, but we are committed to ensuring that stockholders will be afforded comparable rights and opportunities to participate as they would at an in-person meeting. You will be able to attend the Meeting online, vote your shares electronically and submit questions prior to the Meeting by visiting www.virtualshareholdermeeting.com/TREE2025. To participate in the virtual Meeting, you will need the 16-digit control number included on your Notice, proxy card or voting instruction form. The Meeting webcast will begin promptly at 11:00 a.m. Eastern Time on June 11, 2025. We encourage you to access the Meeting prior to the start time. Online check-in will begin at 10:45 a.m., Eastern Time, and you should allow ample time for the check-in procedures. If you encounter any difficulties accessing the virtual Meeting during the check-in process or Meeting time, a technical assistance phone number will be available to you on the virtual Meeting registration page once online check-in begins. Technical assistance will be available through the conclusion of the Annual Meeting.

Our Board of Directors has set April 16, 2025, as the record date for the Annual Meeting. This means that holders of record of our common stock at the close of business on that date are entitled to receive notice of the Annual Meeting and to vote their shares at the Annual Meeting and any related adjournments or postponements.

Notice

We are distributing to certain stockholders a Notice of Internet Availability of Proxy Materials on or about April 25, 2025. This Notice informs those stockholders how to access our Proxy Statement and our 2024 Annual Report to Stockholders and how to vote electronically via the Internet. The Notice also contains instructions on how to receive a paper copy of the proxy materials.

If there are questions pertinent to Meeting matters that cannot be answered during the Annual Meeting due to time constraints, management will post answers to a representative set of such questions at investors.lendingtree.com. The questions and answers will remain available until LendingTree’s proxy statement for its 2026 annual meeting of stockholders is filed.

Important Notice Regarding the Availability of Proxy Materials for the 2025 Annual Meeting of Stockholders to be held on June 11, 2025: Copies of the Proxy Statement and of our 2024 Annual Report are available by visiting the following website: www.proxyvote.com.

Heather Enlow-Novitsky

Corporate Secretary

A Letter to Our Stockholders

April 25, 2025

Dear Fellow LendingTree Stockholders:

Our business entered the new year with good momentum, with all three of our reportable segments growing revenue on a year over year basis in the fourth quarter of 2024. The team remains focused on increasing wallet share with our network lending and insurance partners while also improving operating efficiency, with a laser focus on unit economics and fixed costs.

2024 in Review

We are delighted to report 2024 AEBITDA grew 33% to $104 million, driven by 8% variable marketing dollar growth and ongoing operating expense discipline. Importantly, entering the new year, we had momentum and an improved financial position, topping our forecast with fourth quarter revenue of $262 million, variable marketing dollars of $87 million and $32 million of AEBITDA all topping our forecast. Insurance, again led the way with revenue up 188% from the prior year. Despite the ongoing restrictive underwriting environment, the Consumer segment revenue also grew. The strong performance is reflective of the benefits of our “operating excellence” initiatives and the team’s disciplined focus.

The Company ended 2024 with net leverage of 3.5x, down from 5.3x at the close of 2023. We maintain $107 million of cash on hand and $50 million remains undrawn on our Apollo term loan. Our available liquidity will allow us to comfortably retire the remaining $115 million of convertible notes due to mature in July of this year. We have made steady progress improving the strength of our balance sheet while avoiding the issuance of dilutive equity or equity-linked capital. Based on our forecast, leverage should continue to decline steadily from the current level. Reducing our outstanding debt balance will remain a primary use of excess cash. As our credit metrics continue to improve, we will evaluate opportunities to enhance the efficiency of our capital structure, reduce our interest expense and improve free cashflow generation for stockholders.

2025 Plans

In 2025, we expect insurers will continue to enjoy strong underwriting profitability as they optimize policy rates and marketing costs to capture share in a competitive market. This should lead to increased consumer shopping traffic, benefiting our business. We remain focused on growing our share of the market and refining our marketing strategies as media costs stabilize to drive continued growth in the segment profitability this year. Our Home and Consumer segments are both expected to grow revenue as well, driven by a stable economic environment.

Concluding Remarks

Looking forward into 2025, we are energized by a return to growth. We plan to capitalize on our leading positions across the mortgage, consumer and insurance marketplaces as we execute on numerous priorities to make our team more efficient and our customer experience optimized for consumers. We will maintain the expense discipline we have fortified throughout the difficult post-COVID operating environment, and we will seek to continue building on the strength of our balance sheet.

Thank you all for your continued support of our Company and the work we do together.

Douglas Lebda

Chairman and Chief Executive Officer

LendingTree, Inc.

LENDINGTREE 2025 Proxy Statement 1

Proxy Summary

This summary highlights information contained elsewhere in this Proxy Statement. It does not contain all of the information that you should consider. You should read the entire Proxy Statement carefully before voting.

We have first released this Proxy Statement to LendingTree stockholders beginning on April 25, 2025.

ANNUAL MEETING OF STOCKHOLDERS

Date and Time June 11, 2025 at 11:00 a.m. Eastern Time	Place www.virtualshareholdermeeting.com/TREE2025	Record Date April 16, 2025

You are entitled to vote if you held LendingTree stock on the record date. Holders of our common stock are entitled to one vote per share.

AGENDA

Proposal	Board Recommendation		For More Information
1. Election of nine directors	✓	FOR (all nominees)	Page 17
2. Advisory vote on LendingTree’s executive compensation	✓	FOR	Page 26
3. Ratification of selection of PricewaterhouseCoopers LLP as LendingTree’s independent registered public accounting firm	✓	FOR	Page 53

LENDINGTREE 2025 Proxy Statement 2

2024 Performance Highlights

In 2024 we improved financial results, reduced our leverage and carefully managed our fixed costs. AEBITDA increased 33%, driven by 8% variable marketing dollar growth and ongoing expense discipline.

Our Insurance business had a record year, with revenue of $549 million and $159 million of segment profit, growing 120% and 54%, respectively, from 2023. We remain focused on growing our share of the market and refining our marketing strategies as media costs stabilize to drive continued growth in segment profitability this year.

Our Consumer segment performance strengthened throughout the year, ending the year  on a strong note with fourth quarter revenue up 12% from the prior year period. Exceptional execution in our small business vertical, along with a second consecutive quarter of year over year growth in personal loan revenue, indicates we are taking market share from our peers. We believe our Home segment performance troughed last year, however, we were able to record sequential revenue growth in each quarter of the year due to continued consumer and lending partner demand for Home Equity loans. We are optimistic that the positive trends in both the Consumer and Home segments will continue in 2025.

See Appendix A included in this Proxy Statement for information regarding non-GAAP financial measures, including a reconciliation of non-GAAP financial measures to GAAP financial measures.

Board Highlights

Our Board of Directors is committed to maintaining an effective team of directors, which includes a commitment to diversity. The Nominating and Governance Committee considers the extent to which director nominees possess diverse qualities that make us able to respond most appropriately to our stockholders and customers.

BOARD OVERVIEW

The following charts reflect the tenure and age of the nominees for our Board of Directors as of the date of this Proxy Statement:

EXPERIENCE AND EXPERTISE

The following chart reflects the experience and expertise of the nine nominees for our Board of Directors. These are the skills and qualifications our Board of Directors considers important for our directors in light of our current business and structure.

FOUNDERS OF COMPANIES 4 director nominees	TRANSACTIONS AND INVESTMENTS 7 director nominees	FINANCIAL MATTERS 8 director nominees

CURRENT/FORMER CEO 6 director nominees	PLATFORM AND DIGITAL MARKETING EXPERTISE 5 director nominees	PUBLIC POLICY/GOVERNMENT RELATIONS 3 director nominees

LENDINGTREE 2025 Proxy Statement 3

BOARD NOMINEES AND COMMITTEE MEMBERSHIPS

The following table provides summary information about each director nominee, including current committee memberships.

						Committee Memberships (1)
DIRECTOR NOMINEE	AGE	DIRECTOR SINCE	PRINCIPAL OCCUPATION	OTHER PUBLIC COMPANY BOARDS	INDEPENDENT	AUDIT	COMPENSATION	NOMINATING AND CORPORATE GOVERNANCE	TECHNOLOGY AND PRODUCT ADVISORY	TRANSACTIONS
Gabriel Dalporto	53	2017	CEO of Guitar Center Holdings, Inc.	0	●					●
Thomas M. Davidson, Jr.	53	2017	Founder and CEO of Holt Street Holdings	0	●			C	●	●
Mark Ernst	66	2022	Managing Partner of Bellevue Capital LLC,	0	●		●
Robin Henderson	55	2014	Former Senior Director, Private Capital	0	●	●		●
Douglas Lebda (Chairman of the Board of Directors)	55	2008	Chairman of the Board of Directors and Chief Executive Officer of LendingTree, Inc.	0						C
Steven Ozonian (Lead Independent Director)	69	2011	CEO of the Williston Financial Group	1	●	C	C
Diego Rodriguez	55	2022	Technology Leader and Former Chief Product Officer, Intuit	1	●				C	●
Saras Sarasvathy	65	2015	Paul Hammaker Professor of Business Administration at University of Virginia’s Darden Graduate School of Business	0	●			●	●
G. Kennedy Thompson	74	2017	Former Partner of Aquiline Capital Partners	2	●	●	●			●
			Number of meetings in fiscal 2024			4	5	3	0(2)	4

(1)	“C” indicates a committee chair.
(2)	The Board of Directors made the Technology and Product Advisory Committee an official committee on October 30, 2024.

LENDINGTREE 2025 Proxy Statement 4

Executive Compensation Highlights

We employ a number of practices that reflect our pay-for-performance compensation philosophy and related approach to executive compensation.

What we do			What we don’t do
✔	Tie a significant portion of named executive officers (“NEOs”) compensation over time to equity awards, the ultimate value of which is driven by our overall performance and valuation.	×	No guaranteed annual salary increases or bonuses.
✔	Grant performance-based equity incentive awards to our CEO with challenging performance hurdles.	×	No repricing of stock options without stockholder approval.
✔	Review NEO compensation annually, with the review conducted by our Compensation Committee that consists solely of independent directors.	×	No granting of discounted or reload stock options.
✔	Expressly prohibit payment of dividends on unvested equity awards.	×	No excise tax gross-up.
✔	Maintain stock ownership guidelines that cover our Chief Executive Officer (“CEO”) (6x base salary) and our other NEOs (1.5x-3x base salary).	×	No supplemental company paid retirement benefits.
✔	Maintain a clawback policy in accordance with Dodd-Frank clawback rules.

Our executive compensation programs are focused on aligning pay with performance:

-	Our CEO’s and NEO’s annual bonus award program and long-term equity awards are designed to encourage outstanding executive performance and to be aligned with stockholder interests.

-	Our CEO’s salary and target bonus did not increase between 2017 and 2024.

-	Our CEO earned his bonus at 100% of target based on achievement of the challenging pre-established EBITDA goal in 2024, which was consistent with other NEOs (cash bonus for 2024 performance paid out in 2025).

•	The December 2020 CEO Grants were for the period 2020 through 2023, with a long-term and performance-based orientation, as these awards cannot fully vest for six years after granted and earned awards and include a two-year holding requirement on the net after-tax shares retained by our CEO following his exercise. None of the 2020 awards were earned and all were forfeited in March 2025. Furthermore, the CEO was not provided any new equity awards until the start of 2024, which was after the intended front-load period ended.

•	During fiscal 2021, we added a stock ownership policy for our executives. Under the policy, our NEOs are required to maintain minimum beneficial ownership of our stock equal to 6x of base salary for our CEO and 1.5x-3x of base salary for our other NEOs. The non-employee directors also have an ownership guideline of 5x their annual Board cash retainer.

•	During fiscal 2023, we added a clawback policy which, effective October 25, 2023, requires the Company to recover compensation received on or after October 2, 2023 erroneously awarded to any current or former Covered Executive (as defined in the Clawback Policy) in the event of an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period (a “Covered Accounting Restatement”). The Clawback Policy requires the Company to recover the incremental portion of the incentive-based compensation received by such officer during the three completed fiscal years (together with any interim stub fiscal year period(s) of less than nine months resulting from Company’s transition to different fiscal year measurement dates) immediately preceding the date the Company is deemed (as determined pursuant to the immediately following sentence) to be required to prepare a Covered Accounting Restatement in excess of the amount that would have been paid or payable based on the restated financial results (without regard to any taxes paid), other than in limited circumstances in which an exception to such recovery applies. For more information on our Clawback Policy, refer to the “Our Compensation Policies and Practices” section on page 36.

LENDINGTREE 2025 Proxy Statement 5

Stockholder Engagement

At LendingTree, we strive to engage with stockholders on a consistent basis to better understand their perspectives and concerns. We hold investor days, develop investor outreach programs, and have direct communication channels with stockholders. We engage with our stockholders throughout the year to get their perspectives and feedback on various topics, which allows us to better understand their priorities and concerns. Among the topics which we engaged with our stockholders about are: financial results, financial outlook, corporate strategy and priorities, key initiatives across various business lines, our balance sheet and capital allocation philosophy, and executive compensation. Stockholders may at any time communicate with any of our directors by emailing us at GC@lendingtree.com.

See the Stockholder Engagement Process discussion in the Corporate Governance section on page 14 of this Proxy Statement for more detail about our stockholder engagement program.

Note about Forward-Looking Statements

This Proxy Statement contains “forward-looking statements” within the meaning of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These forward-looking statements include statements related to our anticipated financial performance, business prospects and strategy; anticipated trends and prospects in the various industries in which our businesses operate; new products, services and related strategies; and other similar matters. These forward-looking statements are based on management’s current expectations and assumptions about future events, which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. The use of words such as “anticipates,” “estimates,” “expects,” “projects,” “intends,” “plans” and “believes,” among others, generally identify forward-looking statements.

Actual results could differ materially from those contained in the forward-looking statements. Factors currently known to management that could cause actual results to differ materially from those in forward-looking statements include those matters discussed in our 2024 Annual Report.

Other unknown or unpredictable factors that could also adversely affect our business, financial condition and results of operations may arise from time to time. In light of these risks and uncertainties, the forward-looking statements discussed in this Proxy Statement may not prove to be accurate. Accordingly, readers should not place undue reliance on these forward-looking statements, which only reflect the views of LendingTree, Inc.’s management as of the date of this Proxy Statement. We undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results or expectations, except as required by law.

LENDINGTREE 2025 Proxy Statement 6

Certain Relationships and Related Transactions

In fiscal 2024, we paid total compensation of $395,181, which is comprised of base salary, 401K contributions, cash incentive compensation and equity awards, to Megan Greuling. Ms. Greuling is the spouse of our CEO and is our Head of Corporate Communications and SEO.

LENDINGTREE 2025 Proxy Statement 7

Related Persons Transactions Policy

Our Board of Directors has adopted a written policy setting forth the procedures we undertake while reviewing and approving related person transactions. The policy covers any transaction, arrangement or relationship in which we are or will be a participant, the amount involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect material interest other than (a) employment relationships or transactions involving an executive officer and any related compensation solely resulting from such employment if such compensation was approved, or recommended to our Board of Directors for approval, by the Compensation Committee; (b) compensation for serving as a director; (c) payments arising solely from the ownership of our equity securities in which all holders of that class of equity securities received the same benefit on a pro rata basis; or (d) such other exclusions as may be permitted pursuant to applicable rules and regulations of the Securities and Exchange Commission (“SEC”) or any stock exchange upon which our common stock may then be listed.

Under the policy, “related person” means: (1) any of our directors, director nominees or executive officers; (2) any person who is known to be the beneficial owner of more than 5% of any class of our voting securities; (3) any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of, and/or any other person (other than a tenant or employee) sharing the household of, any person named in (2) or (3) above; (4) any firm, corporation or other entity or organization (profit or not-for-profit) for which any person named in (1)-(2) above serves as an employee, executive officer, partner or principal (or other similar position); and (5) any firm, corporation or other entity or organization (profit or not-for-profit) for which any person named in (1)-(2) above has a 5% or greater beneficial ownership interest.

Under the policy, all related person transactions where the amount involved exceeds $120,000 must be reviewed by either our Audit Committee or another independent body of our Board of Directors.

LENDINGTREE 2025 Proxy Statement 8

Corporate Governance

Corporate Governance Practices

LendingTree is committed to good corporate governance that aligns with stockholder interests. We maintain numerous policies and practices that demonstrate this commitment, including the following:

Board Practices, Composition, Accountability and Independence	Alignment with Stockholder Interests

•

89% of our director nominees are independent.

•

Strong lead independent director with well-defined role.

•

Annual election of directors.

•

Majority vote for director elections.

•

Annual Board and committee evaluations.

•   One vote per share.

•   Not a controlled company.

•   Do not require super majority vote to amend charter or bylaws.

•   Executive compensation is focused on pay for performance.

•   Stock ownership guidelines for directors and executive officers.

Board of Directors Responsibilities and Structure

ROLES

Our Board of Directors acts as an agent of LendingTree’s stockholders by closely monitoring the performance of LendingTree’s management. The Board of Directors primarily:

Assesses LendingTree’s financial and corporate governance performance to determine whether LendingTree’s policies and practices create value for LendingTree’s stockholders.	Approves significant acquisitions, divestitures and investments and associated financing, employee retention and compensation arrangements.	Oversees the determination of compensation, benefit and related plans, policies and agreements to be submitted to the stockholders for final approval.

The Board’s Role in Strategy

Board Role in Risk Oversight

Our Board of Directors oversees an enterprise-wide approach to risk management, designed to support the achievement of organizational objectives, including strategic objectives, to enhance long-term organizational performance and stockholder value. A fundamental part of risk management is not only understanding the risks we face, how those risks may evolve over time, and what steps management is taking to manage and mitigate those risks, but also understanding what level of risk tolerance is appropriate for us. Management is responsible for the day-to-day management of the risks we face, while our Board of Directors, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, our Board of Directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed. Our Board of Directors regularly reviews information regarding cybersecurity, marketing, operations, finance and business development as well as the risks associated with each. In addition, our Board of Directors discusses with management our strategies, key challenges, and risks and opportunities and receives a report on Sarbanes-Oxley compliance on at least an annual basis.

While our Board of Directors is ultimately responsible for risk oversight, committees of our Board of Directors also have been allocated responsibility for specific aspects of risk oversight. In particular, the Audit Committee assists our Board of Directors in fulfilling its oversight responsibilities with respect to risk management in the areas of financial reporting, internal controls, risk assessment, risk management, information security, and cyber security. Our Board of Directors and the Audit Committee regularly discuss with management the Company’s major risk exposures, their potential financial impact on the Company, and the steps taken to monitor and control those risks. The Compensation Committee assists our Board of Directors in fulfilling its oversight responsibilities with respect to the risks arising from our compensation policies and programs. The Nominating and Corporate Governance Committee assists our Board of Directors in fulfilling its oversight responsibilities with respect to the risks associated with Board organization, membership and structure, ethics and compliance, succession planning for our directors, and corporate governance.

Our full Board is responsible for overseeing material risks including risks relating to environmental or social matters, with the support of the Nominating and Corporate Governance Committee.

We believe the current leadership structure of the Board supports the risk oversight functions described above by providing independent leadership at each of the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee levels (with our Lead Independent Director chairing the Audit Committee and Compensation Committee), with ultimate oversight by the full Board, as led by the Chairman and the Lead Independent Director.

LENDINGTREE 2025 Proxy Statement 9

Board Oversight

•	Regularly review and discuss significant risks with management, including through strategic discussions and reviews of annual operating plans, financial performance, merger and acquisition opportunities, market environment updates, and presentations on specific risks.
•	Consider regular reports from each committee regarding risk matters under its purview.

Audit Committee	Compensation Committee	Nominating and Governance Committee	Technology & Product Advisory Committee	Transactions Committee

•  Maintains the integrity of our financial statements.

•  Assesses the effectiveness of our internal control over financial reporting.

•  Monitors the qualifications and independence of our independent registered public accounting firm.

•   Oversees the performance of our independent registered public accounting firm.

•  Ensures our compliance with legal and regulatory requirements.

•  Reviews cyber-security, data protection, and privacy policies.

•  Reviews, as necessary, related person transactions where the amount involved exceeds $120,000.

•  Annually reviews and approves the base salaries and incentive opportunities of our executive officers and assures compliance with associated regulatory requirements.

•  Periodically reviews and approves our executive officers’ incentive awards and opportunities, employment agreements and severance arrangements, change-in-control agreements and special or supplemental compensation or benefits.

•  Reviews and makes recommendations to the Board with respect to the compensation and benefits of directors.

•  Monitors the ongoing administration of stockholder-approved plans, policies and agreements.

•  Gives an annual Compensation Committee Report.

•  Periodically reviews the Company’s management succession planning.

•  Administers our Clawback Policy.

•   Identifies, evaluates and recommends candidates for election to our Board of Directors.

•  Considers any director candidates recommended by our stockholders.

•  Oversees our corporate governance practices and procedures, including reviewing and recommending to the Board for approval any changes related to our corporate governance framework.

•  Reviews environmental, social and governance efforts that management has implemented to monitor and address the Company’s impact on environmental and social issues.

•  Reviews and assesses, and assists the Board in reviewing and assessing, the Company’s product development strategy, innovation strategy, investments in and development of the Company’s technological development strategies.

•  Oversees long-range technology and product outlook, policies and objectives, including strategies, policies and programs related thereto.

•  Reviews and assesses, and assists the Board in reviewing and assessing, potential acquisitions, divestitures and investments and related financing and strategies.

•  Oversees the Company’s capital structure, financial resources, financial issues of significance and financial risk to effectively support the Company’s long-term strategic and operational objectives.

BOARD OF DIRECTORS LEADERSHIP STRUCTURE

Our Board of Directors may elect one of its members to be Chairman of the Board and may fill any vacancy in the position of Chairman of the Board at such time and in such manner as the Board of Directors determines is appropriate. The Chairman of the Board may be, but need not be, employed by the Company. The Chairman of the Board presides at and leads all meetings of the Board of Directors.

Mr. Lebda serves as our CEO and Chairman of our Board of Directors. Mr. Lebda is the founder of the Company and has served as our CEO and Chairman of our Board of Directors since our August 2008 spin-off from IAC/InterActiveCorp. Our Board of Directors believes that it is important to have a unified leadership vision which Mr. Lebda is uniquely positioned to provide. Our Board of Directors also believes that the Company is best served by a Chairman, like Mr. Lebda, who is actively involved with the Company and is therefore able to bring great depth of knowledge about the Company to the role.

In November 2016, the independent members of our Board of Directors designated Steven Ozonian to serve as Lead Independent Director. The Board of Directors determined that the Company would be well served by appointing a Lead Independent Director who is a non-employee and is independent (as such term is defined by the applicable rules of the Securities and Exchange Commission and Nasdaq Listing Rules). The Lead Independent Director serves as a liaison between the Chairman of the Board and the other directors and fosters free and open communication between the Board of Directors and management of the Company. The Lead Independent Director also assists the Chairman in reviewing and setting agendas for the Board of Directors meetings and in overseeing the effectiveness of the Board of Directors meetings.

LENDINGTREE 2025 Proxy Statement 10

Role of Chairman of the Board	Role of Lead Independent Director

Mr. Lebda’s responsibilities as Chairman of the Board include:	Mr. Ozonian’s responsibilities and authority as Lead Independent Director include:

•  Setting the agenda for Board of Directors meetings in consultation with the Lead Independent Director.

•  Serving as liaison between the Board and senior management.

•  Overseeing the annual Board evaluation in consultation with the Lead Independent Director and the Chair of the Nominating and Corporate Governance Committee.

•  Being available to the Board of Directors to assume additional responsibilities, as may be requested from time to time.

•  Calling special meetings of the Board of Directors and stockholders.

•  Presiding at meetings of the Board at which the Chairman of the Board is not present, including executive sessions of non-executive directors, which occur at least quarterly.

•  Approving the agenda for Board of Directors meetings (in consultation with the Chairman of the Board) and the schedule for Board of Directors meetings, including to provide that there is sufficient time for discussion of all agenda items.

•  Ensuring the Board of Directors receives adequate and timely information.

•  Serving as liaison between the Chairman of the Board and the non-executive directors.

•  Overseeing the annual Board evaluation in consultation with the Chairman of the Board and the Chair of the Nominating and Governance Committee.

•  Being available for consultations and communications with major stockholders upon request.

•  Calling executive sessions of the non-executive directors.

BOARD OF DIRECTORS MEETINGS

The Board of Directors and its committees meet throughout the year on a set schedule and also hold special meetings and act by written consent from time to time as appropriate. The Board held four meetings during fiscal 2024.

ATTENDANCE AT BOARD OF DIRECTORS AND COMMITTEE MEETINGS

The Board of Directors expects that all directors will prepare for, attend and participate in all Board of Directors and applicable committee meetings, and will see that other commitments do not materially interfere with their service on the Board of Directors.

During fiscal 2024, all then-current directors attended at least 75% of the aggregate number of meetings of the Board of Directors and the committees on which they served. Three of the then-serving directors, including Mr. Lebda, attended the 2024 virtual annual meeting of Stockholders. We encourage all directors to attend the 2025 virtual Annual Meeting.

Director Independence

Under the Listing Rules of the Nasdaq Stock Market, our Board of Directors has a responsibility to make an affirmative determination that those members of our Board of Directors that serve as independent directors do not have any relationships with the Company and its businesses that would impair their independence. In connection with these determinations, our Board of Directors reviews information regarding transactions, relationships and arrangements involving the Company and its businesses and each director that it deems relevant to independence, including those required by the Listing Rules of the Nasdaq Stock Market.

Our Board of Directors has determined that each of Mr. Dalporto, Mr. Davidson, Mr. Ernst, Ms. Henderson, Mr. Ozonian, Mr. Rodriguez, Ms. Sarasvathy and Mr. Thompson is an independent director within the meaning of the applicable Nasdaq standards.

Qualifications of Directors

Our Nominating and Corporate Governance Committee considers and recommends candidates for election to our Board of Directors as well as nominees for committee memberships and committee chairs to our Board of Directors. Each member of the Nominating and Corporate Governance Committee participates in the review of director candidates. The full Board of Directors makes final determinations on director nominees.

Our Board of Directors does not have specific requirements for eligibility to serve as a director of LendingTree. However, in evaluating candidates, regardless of how recommended, our Board of Directors considers whether the professional and personal ethics and values of the candidate are consistent with ours, whether the candidate’s experience and expertise would be beneficial to our Board of Directors in rendering its service to us, whether the candidate is willing and able to devote the necessary time and energy to the work of our Board of Directors and whether the candidate is prepared and qualified to represent the best interests of our stockholders.

In evaluating director candidates, the Chair of the Nominating and Corporate Governance Committee and other committee members may conduct interviews with certain candidates and make recommendations to the committee. Other members of our Board of Directors may also conduct interviews with director candidates upon request, and the Nominating and Corporate Governance Committee may retain, at its discretion, third-party consultants to assess the skills and qualifications of the candidates. Although our Board of Directors does not have a specific policy with respect to diversity, the Nominating and Corporate Governance Committee considers the extent to which potential candidates possess sufficiently diverse skill sets and diversity characteristics that would contribute to the overall effectiveness of our Board of Directors.

In identifying potential director candidates, the Nominating and Corporate Governance Committee seeks input from other members of our Board of Directors and executive officers, and may also consider recommendations by employees, community leaders, business contacts, third-party search firms and any other sources deemed appropriate by the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee will also consider director candidates recommended by other stockholders to stand for election at the annual meeting of stockholders so long as such recommendations are submitted in accordance with the procedures described below under the section “Stockholder Recommendations of Director Candidates.”

LENDINGTREE 2025 Proxy Statement 11

Stockholder Recommendations of Director Candidates

The Nominating and Corporate Governance Committee will evaluate candidates recommended by stockholders in the same manner as all other candidates brought to the attention of the Nominating and Corporate Governance Committee. Stockholders who wish to make such a recommendation should send the recommendation to GC@lendingtree.com. The subject line should read “Director Nominee Recommendation.” The recommendation must identify the sender as a stockholder, provide a brief summary of the candidate’s qualifications and experience, together with an indication that the recommended individual would be willing to serve (if elected).  The email must also be accompanied by evidence of the sender’s stock ownership. Any director recommendations will be reviewed by the Corporate Secretary and, if deemed appropriate, forwarded to the Chairman of the Board for further review. If the Chairman of the Board believes that the candidate fits the qualifications of a director described above, then the recommendation will be shared with the entire Board of Directors.

Board Evaluation Process

Annually, our Board members complete an assessment of Board and committee performance. This assessment typically includes an evaluation of topics covered by the Board during the year, Board culture and structure, Board processes, and information received by the Board during the past year.  The Nominating and Corporate Governance Committee, together with the Chairman and Lead Independent Director, oversees this process.

Board Committees and Charters

The Board has delegated certain responsibilities and authority to its five standing committees, as described below. Committees report regularly to the full Board on their activities and actions.

The Board currently has a standing Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee, Technology and Product Advisory Committee, and Transactions Committee. Each committee has a charter that it reviews annually, making recommendations to our Board of Directors for any charter revisions that might be needed to reflect evolving best practices. The members of each of the Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee, and Technology and Product Advisory Committee are independent and appointed by the Board based on recommendations of the Nominating and Corporate Governance Committee. These committees have the opportunity to meet in closed session, without management present, during each committee meeting.

CURRENT MEMBERS	Audit Committee
Steven Ozonian (Chair) Robin Henderson G. Kennedy Thompson NUMBER OF MEETINGS HELD IN FISCAL 2024 4

The Audit Committee functions pursuant to a written charter adopted by our Board of Directors, a copy of which may be found at our website at https://investors.lendingtree.com/governance-documents (not hereby incorporated by reference). The Audit Committee is appointed by our Board of Directors to assist our Board of Directors with a variety of matters described in its charter, which include (1) maintaining the integrity of our financial statements, (2) assessing the effectiveness of our internal control over financial reporting, (3) monitoring the qualifications and independence of our independent registered public accounting firm, (4) overseeing the performance of our independent registered public accounting firm, (5) ensuring our compliance with legal and regulatory requirements, (6) reviewing our cyber-security, data protection, and privacy policies and (7) reviewing, as necessary, related person transactions where the amount exceeds $120,000.

Our Board has determined that each member of the Audit Committee is both independent (as defined under applicable Nasdaq listing standards and SEC rules related to audit committee members) and financially literate (as required by Nasdaq listing standards). The Board also has determined that each of Mr. Ozonian and Mr. Thompson qualifies as an “audit committee financial expert” as defined by SEC rules and has “financial sophistication” in accordance with Nasdaq listing standards.

The Audit Committee held closed sessions with our independent registered public accounting firm, PricewaterhouseCoopers LLP, during all of its regularly scheduled meetings in fiscal 2024.

LENDINGTREE 2025 Proxy Statement 12

CURRENT MEMBERS	Compensation Committee
Steven Ozonian (Chair) G. Kennedy Thompson Mark Ernst NUMBER OF MEETINGS HELD IN FISCAL 2024 5

The Compensation Committee functions pursuant to a written charter adopted by our Board of Directors, a copy of which may be found at our website at https://investors.lendingtree.com/governance-documents (not hereby incorporated by reference). The Compensation Committee is responsible for discharging the responsibilities of our Board of Directors relating to compensation of our Chief Executive Officer and our other executive officers and has overall responsibility for approving and evaluating all of our compensation plans, policies and programs as they affect our executive officers as well as complying with associated regulatory requirements. Additionally, the Compensation Committee is responsible for recommending compensation arrangements for non-employee directors. All of the members of the Compensation Committee are independent directors within the meaning of the applicable Nasdaq listing standards.

For more information on the responsibilities and activities of the Compensation Committee, including its processes for determining executive compensation, see the “Compensation Committee Report” and “Compensation Discussion and Analysis” below, particularly the discussion of the “Role of the Compensation Committee, Compensation Consultants and Executive Officers in Compensation Determinations.”

Each member of the Compensation Committee is independent under Nasdaq listing standards. Each member is also a “Non-Employee Director,” as defined in SEC Rule 16(b)-3.

CURRENT MEMBERS	Nominating and Corporate Governance Committee
Thomas M. Davidson, Jr. (Chair) Robin Henderson Saras Sarasvathy	The Nominating and Corporate Governance Committee functions pursuant to a written charter adopted by our Board of Directors, a copy of which may be found at our website at https://investors.lendingtree.com/governance-documents (not hereby incorporated by reference). The Nominating and Corporate Governance Committee is responsible for identifying, evaluating and recommending candidates for election to our Board of Directors and also has oversight over environmental and social governance matters. Our Board has determined that each member of the Nominating and Governance Committee is independent, as defined under applicable Nasdaq listing standards.
NUMBER OF MEETINGS HELD IN FISCAL 2024 3
CURRENT MEMBERS	Technology and Product Advisory Committee
Diego Rodriguez (Chair) Tom Davidson Saras Sarasvathy

The Technology and Product Advisory Committee functions pursuant to a written charter adopted by our Board of Directors, a copy of which may be found at our website at https://investors.lendingtree.com/governance-documents (not hereby incorporated by reference). The Technology and Product Advisory Committee is responsible for reviewing, assessing and assisting the Board in reviewing and assessing, the Company’s product development strategy, innovation strategy, investments in and development of the Company’s technological development strategies, and overseeing long-range technology and product outlook, policies and objectives, including strategies, policies and programs related thereto.

Our Board has determined that each member of the Technology and Product Advisory Committee is independent, as defined under applicable Nasdaq listing standards.

NUMBER OF MEETINGS HELD IN FISCAL 2024 0* *The Committee was established on October 30, 2024
CURRENT MEMBERS	Transactions Committee
Douglas Lebda (Chair) Gabriel Dalporto Thomas M. Davidson, Jr. G. Kennedy Thompson Diego Rodriguez

The Transactions Committee functions pursuant to a written charter adopted by our Board of Directors, a copy of which may be found at our website at https://investors.lendingtree.com/governance-documents (not hereby incorporated by reference). The Transactions Committee is responsible for reviewing and assessing, and assisting the Board in reviewing and assessing, potential strategic acquisitions, divestitures and investments, and related financing and strategies and overseeing the Company’s capital structure, financial resources, financial issues of significance, and financial risks to effectively support the Company’s long-term strategic and operational objectives.

NUMBER OF MEETINGS HELD IN FISCAL 2024 4

Compensation Committee Interlocks and Insider Participation

The members of our Compensation Committee are Steven Ozonian, G. Kennedy Thompson, and Mark Ernst, all of whom satisfy the Nasdaq Stock Market listing requirements. With the exception of Mr. Ozonian who was an officer and employee of LendingTree from November 1, 2010 through March 31, 2011, no director who served on the Compensation Committee during fiscal 2024 has at any time been an executive officer or employee of LendingTree. In addition, no executive officer of LendingTree during fiscal 2024 served, or currently serves, on the board of directors or the compensation committee (or a functionally equivalent committee) of any entity that has one or more executive officers who serve on our Board or our Compensation Committee.

LENDINGTREE 2025 Proxy Statement 13

Stockholder Engagement Process

At LendingTree, we strive to engage with stockholders on a consistent basis so as to better understand their perspectives and concerns. We hold investor days, investor outreach programs and have direct communication channels between stockholders and the Board. Our annual meeting of stockholders also provides an opportunity for further stockholder engagement. Stockholder feedback is shared with the Board and referenced during Board discussions. Where appropriate, we aim to incorporate feedback and information obtained through our stockholder engagement process into our decision-making.

INVESTOR OUTREACH

We engage with our stockholders and other prospective investors throughout the year to get their perspectives and feedback on various topics, which allows us to better understand their priorities and concerns. Among the topics which we engaged with our stockholders about are:

•	financial results;

•	financial outlook;

•	corporate strategy and priorities;

•	key initiatives across various lines of business;

•	executive compensation; and

•	the health of the Company’s balance sheet and capital allocation philosophy.

We will continue to engage with our stockholders on a regular basis in order to understand their perspectives and incorporate their feedback, as appropriate, on our performance, business strategies, executive compensation programs and corporate governance practices.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD

Stockholders may, at any time, communicate with any of our directors by emailing GC@lendingtree.com. The subject line should read “Stockholder-Board Communication” or “Stockholder-Director Communication.” All such emails must identify the sender as a stockholder, provide evidence of the sender’s stock ownership, and clearly state whether the intended recipients are all members of our Board of Directors or a particular director or directors.

All communications received in accordance with these procedures will be reviewed by the Corporate Secretary and forwarded to the appropriate director or directors unless such communications are considered, in the reasonable judgment of the Corporate Secretary, to be improper for submission to the intended recipient. Examples of stockholder communications that would be considered improper for submission include communications that:

•	do not relate to the business or affairs of our Company or the functioning or constitution of our Board of Directors or any of its committees;

•	relate to routine or insignificant matters that do not warrant the attention of our Board of Directors;

•	are advertisements or other commercial solicitations;

•	are frivolous or offensive; or

•	are otherwise not appropriate for delivery to directors.

The inclusion of any website address in this Proxy Statement does not incorporate by reference the information on or accessible through the website into this Proxy Statement.

LENDINGTREE 2025 Proxy Statement 14

Corporate Social Responsibility and Environmental, Social and Governance Approach

Corporate Social Responsibility is very important to LendingTree. In conducting our business, we strive to give back to the communities in which we work. Our Corporate Responsibility initiatives are generally overseen by our Head of Corporate Citizenship.

Our Environmental Footprint. We consider our environmental footprint whenever appropriate. We are committed to reducing the impact of our operations, and to using resources and materials thoughtfully.

Human capital resources We are committed to investing in our employees and nurturing an entrepreneurial and dynamic work environment. We achieve this through dedication to our core principles which include:

-	Building truly outstanding products;

-	Being open and candid;

-	Acting with urgency and creativity;

-	Taking charge;

-	Setting big goals and being accountable; and

-	Committing to excellence.

Most employees are stockholders of the Company, allowing them to take charge and have a direct impact on company choices. We provide individual, career and leadership development opportunities to strengthen skills. We have implemented strong policies and practices to foster a safe and inclusive workplace allowing employees to develop and reach their full potential, and although our employees hold many values in common, our leadership team actively works to attract, develop, and retain talent from a range of backgrounds and experiences in order to benefit from diverse perspectives. The Company and our employees are committed to helping our communities thrive through a variety of Corporate-sponsored philanthropy and annual and ongoing community outreach efforts.

Data Privacy. We are committed to protecting consumer and employee information, and our Board of Directors and management team devote a significant amount of time and attention to data privacy. We endeavor to comply with applicable data privacy laws and regulations and have implemented procedures designed to assist in our compliance with such laws and regulations.

Board Oversight of Material Environmental and Social Governance (“ESG”) Risk. LendingTree takes into account considerations that affect all of our key stakeholders, including our stockholders, customers, employees, communities and regulators. The Nominating and Corporate Governance Committee, in consultation with the full Board, has oversight over ESG matters.

LENDINGTREE 2025 Proxy Statement 15

The LendingTree Foundation.  Established in August 2017, The LendingTree Foundation is a private foundation created by LendingTree and exempt from federal income tax under Internal Revenue Code Section 501(c)(3). The LendingTree Foundation’s philanthropic mission is to amplify economic opportunities for individuals, businesses and communities through our LendaHand initiative and strategic community alignment that focuses on promoting empowerment and helping overcome obstacles, financial and otherwise, in areas that align with LendingTree’s core principles and the Foundation’s philanthropic pillars:

-	Financial Wellness - to promote the financial well-being of individuals, communities and businesses through financial education, assistance and resources to improve financial literacy and stability.

-	Innovation and Entrepreneurship - to foster innovation for our current and next generations through creative methods and forward-thinking initiatives to enhance opportunities for entrepreneurship, modernization and awareness for socioeconomic matters in our communities.

-	Homeownership - to support and promote homeownership for individuals in need through opportunities that offer affordable housing, financial assistance and resources in an effort to create stability for individuals and communities.

-	Upward Mobility - to promote upward mobility for individuals and communities to improve the livelihood and well-being for those facing unforeseen obstacles - financial and other - an effort to provide tools for growth, stability and empowerment.

By leveraging our expertise and focusing on these areas, it is our belief that we can achieve the greatest impact to improve the lives of all, in these areas and beyond.

The LendingTree Foundation and Corporate Philanthropy 2024 Recap.

In 2024, LendingTree Philanthropy and the Foundation continued to deeply support the families at Lake Mist Apartments, one of the Housing Impact Fund I properties. We provided three community-wide events which included school supplies distribution, essential needs distribution and funding for summer camps in STEM for the local children.

In addition, in 2024, LendingTree employees were heavily engaged in their local communities. Over 100 employees participated in our 2024 Rebuilding Together Week partnering with Rebuilding Together chapters in Charlotte, Denver and Seattle. Employees donated a total of $57,296 to a variety of nonprofit organizations, with the top giving categories being: Education, Human Services, and Arts Humanities. The Foundation matched $79,401 of employee donations, with $52,088 matched for donation dollars and $27,313 coming from our Dollars for Doers Program, where the Foundation donates $25 for every hour a LendingTree employee spends volunteering at a nonprofit of their choice.

LENDINGTREE 2025 Proxy Statement 16

PROPOSAL NO.1 Election of Directors

Our Board Nominees

At the upcoming Annual Meeting, a Board of nine directors will be elected, each to hold office until the next succeeding annual meeting of stockholders or until such director’s successor shall have been duly elected and qualified (or, if earlier, such director’s death or removal or resignation from our Board of Directors). Information concerning all director nominees appears below. Although management does not anticipate that any of the persons named below will be unable or unwilling to stand for election, in the event of such an occurrence, proxies may be voted for a substitute designated by our Board of Directors.

Gabriel Dalporto Chief Executive Officer of Guitar Center Holdings, Inc. Director since: 2017 Age: 53

Committees: • Transactions Committee

Biography

Mr. Dalporto became the Chief Executive Officer of Guitar Center Holdings, Inc. on October 31, 2023. Mr. Dalporto served as the Chief Executive Officer of Udacity, Inc., a technology skills digital education platform, from August 2019 to October 2022. From August 2017 to February 2018, Mr. Dalporto served as Executive Advisor to the CEO of the Company. Prior to that, Mr. Dalporto held various other positions within the Company, including serving as the Company’s Chief Financial Officer from June 2015 to August 2017, Chief Marketing Officer from April 2011 to June 2015, and President of Mortgage from March 2013 to June 2015. Before joining the Company, Mr. Dalporto served as Founder and Chief Executive Officer of Atomic Financial, Inc., a startup online investing platform, from January 2010 to April 2011. He served as Chief Marketing and Strategy Officer of Zecco Holdings, Inc., an online brokerage company, from January 2007 to December 2009. Mr. Dalporto served as Vice President at E*Trade Financial from August 2004 to November 2006 and as Vice President at JPMorgan Chase from September 2003 to July 2004. Additionally, Mr. Dalporto has served as a director of Guitar Center Holdings, Inc. since December 2018.

Relevant Expertise

Mr. Dalporto brings executive management, financial and capital markets experience, and in-depth digital marketing experience to our Board of Directors.

Other Public Company Boards
None.

LENDINGTREE 2025 Proxy Statement 17

Thomas M. Davidson, Jr. Founder and Chief Executive Officer of Holt Street Holdings Director since: 2017 Age: 53

Committees: • Nominating and Corporate Governance Committee (Chair) • Technology and Product Advisory Committee • Transactions Committee

Biography

Mr. Davidson is the founder and Chief Executive Officer of Holt Street Holdings. Prior to this, he was the co-founder and served as Chief Executive Officer of EverFi, Inc., a software-as-a-service education technology company headquartered in Washington, D.C., from 2008 to December 2021. EverFi was purchased by Blackbaud, Inc. in December of 2021 for $750 million and Mr. Davidson served as the Executive Vice President of Blackbaud and President of EverFi until September 2024. EverFi, Inc. was sold by Blackbaud in December 2024. Prior to founding EverFi, Inc., Mr. Davidson was a venture capitalist at Village Ventures from 2007 to 2009 with a focus on early-stage technology companies in the education and social media spaces. From 1994 to 2000, Mr. Davidson served three terms in the Maine House of Representatives where he served as Chairman of the Utilities and Energy Committee and was a senior member of the Taxation Committee, the Banking and Insurance Committee and the Business and Economic Development Committee.

Mr. Davidson previously served on the board of the DC Public Education Fund.

Relevant Expertise Mr. Davidson brings technology expertise, executive management and government affairs experience to our Board of Directors. Other Public Company Boards None.

Mark Ernst Managing Partner of Bellevue Capital LLC Director since: 2022 Age: 66

Committees: • Compensation Committee

Biography

Mr. Ernst has served as the Managing Partner of Bellevue Capital LLC, a private investment firm, since May 2018. Prior to joining Bellevue, Mr. Ernst served as Executive Vice President and Chief Operating Officer at Fiserv, Inc., a financial services technology company, from January 2011 to April 2018, where he had oversight responsibility for the major operating businesses and support organizations of the enterprise, with a focus on enterprise-wide quality improvement and product management efforts. Mr. Ernst previously served as Deputy Commissioner at the Internal Revenue Service from January 2009 to November 2010. Mr. Ernst served in various executive roles at H&R Block, Inc., including as Chairman, President and Chief Executive Officer from 2001 to 2007 and as Chief Operating Officer from 1998 to 2000. Prior to joining H&R Block, Mr. Ernst served in various executive roles at American Express Company. Mr. Ernst previously served as the Chairman of the board of directors of the Financial Health Network, a consumer-focused financial services advocacy organization and is a director and officer of the Ernst Family Foundation. Mr. Ernst previously served on the boards of Avantax, Inc. (formerly known as Blucora, Inc. and formerly NASDAQ: AVTA), Fidelity National Information Systems, Inc. (NYSE: FIS), Great Plains Energy Incorporated (now Evergy NASDAQ: EVRG), Knight-Ridder Inc. (formerly NYSE: KRI) and SAIA, Inc. (NASDAQ: SAIA). Mr. Ernst received Bachelors’ degrees in finance and accounting from Drake University, where he is a member of the Board of Trustees, and an M.B.A. from the University of Chicago Booth School of Business, where he has served on its Advisory Board.

Relevant Expertise

Mr. Ernst brings extensive relevant industry and executive experience and knowledge to the Board, having spent over 30 years in the financial services industry, including financial product management, operational, capital allocation and strategy development experience. Mr. Ernst also has significant experience leading merger and acquisition processes.

Other Public Company Boards
None.

LENDINGTREE 2025 Proxy Statement 18

Robin Henderson Former Senior Director, Private Capital of RXR Realty Director since: 2014 Age: 55

Committees: • Nominating and Corporate Governance Committee • Audit Committee

Biography

Ms. Henderson was with RXR Realty, which manages commercial and residential real estate properties and investments with an aggregate gross asset value of approximately $20.8 billion, comprising approximately 30.5 million square feet of commercial properties, inclusive of a multi-family residential portfolio of approximately 12,800 units under operation or development, from February 2010 until October 2024. She held a number of roles at RXR including Senior Director, Private Capital, and was responsible for sourcing institutional capital for both the company’s asset level joint ventures and discretionary funds and led the effort in raising approximately $15 billion of equity. From May 1998 to December 2009, Ms. Henderson was with Wachovia Securities, ultimately serving as Vice President within Real Estate Corporate Finance with a focus in Real Estate Private Equity.

Relevant Expertise

Ms. Henderson brings to our Board of Directors extensive real estate industry, finance and capital markets experience. Ms. Henderson also provides our Board of Directors with extensive executive and management experience.

Other Public Company Boards
None.

Douglas Lebda Chairman and Chief Executive Officer of LendingTree, Inc. Director since: 2008 Age: 55

Committees: • Transactions Committee (Chair)

Biography

Mr. Lebda is our Chairman, Chief Executive Officer and a member of our Board of Directors and has served in such capacities since January 2008, when the Company was spun-off from IAC/InterActiveCorp. Previously, Mr. Lebda served as President and Chief Operating Officer of IAC/InterActiveCorp from January 2006 to August 2008. Prior to that, Mr. Lebda served as Chief Executive Officer, President and Chairman of the Board of Directors of LendingTree, LLC, which he founded in June 1996. Before founding LendingTree, Mr. Lebda worked as an auditor and consultant for PricewaterhouseCoopers.

Relevant Expertise

Mr. Lebda, as the founder of LendingTree, LLC, provides our Board of Directors with a vital understanding and appreciation of the Company’s business and history. His experience as Chief Operating Officer of IAC/InterActiveCorp, a large conglomerate of Internet companies, as well as his financial and accounting expertise, also qualify him to serve on our Board of Directors. Mr. Lebda also brings to our Board of Directors a valuable understanding of the role played by directors of publicly-held companies due to his prior service on the board of Eastman Kodak Company.

Other Public Company Boards
None.

LENDINGTREE 2025 Proxy Statement 19

Steven Ozonian Chief Executive Officer of the Williston Financial Group Director since: 2011 Age: 69

Committees: • Audit Committee (Chair) • Compensation Committee (Chair)

Biography

Mr. Ozonian currently serves as CEO of the Williston Financial Group and serves on its Board of Directors. He previously served as a member of our Board of Directors from August 2008 to November 2010. He resigned from the Board of Directors effective November 1, 2010 to join our Company as Chief Executive Officer of its proprietary full service real estate brokerage business known as RealEstate.com, REALTORS®. In March 2011, we announced that we had finalized a plan to close all of the field offices of RealEstate.com and Mr. Ozonian resigned from his position as Chief Executive Officer of the division. Prior to his employment at our Company, Mr. Ozonian served as the Chairman of the Board of Directors of Global Mobility Solutions, a global provider of human resources and real estate services. Mr. Ozonian has held other high-level positions in the homeownership industry including Chairman and CEO of Prudential’s real estate and related businesses, CEO of Realtor.com and National Homeownership Executive for Bank of America.

Mr. Ozonian is a member of the Board of Directors of loanDepot, Inc. (NYSE: LDI), a non-bank provider of direct consumer loans in the United States, Attom Data, a real estate data services company, and Inside Real Estate, a real estate software services provider to the residential real estate industry.

Relevant Expertise

Mr. Ozonian provides our Board of Directors with valuable large public company leadership experience and mergers and acquisitions expertise. He has significant executive experience and a deep understanding of the functions of a board of directors acquired through service as chairman of other corporate boards.

Other Public Company Boards

loanDepot, Inc. (NYSE: LDI).

Diego Rodriguez Technology Leader and Former Chief Product Officer, Intuit Director since: 2022 Age: 55

Committees: • Technology and Product Advisory Committee (Chair) • Transactions Committee

Biography

From 2017 to 2021, Mr. Rodriguez served as the Executive Vice President, Chief Product and Design Officer at Intuit, Inc. Prior to joining Intuit, Mr. Rodriguez served as the Global Managing Director and other various roles at IDEO LP from 2004 to 2017. As Global Managing Director of IDEO Futures he managed the creation of growth ventures, and funded and incubated a portfolio of external startups. At the start of his career Mr. Rodriguez developed leading-edge products as an engineer at HP and IDEO, and later marketed the pioneering online version of QuickBooks. He holds multiple patents. Mr. Rodriguez served on the Harvard University Board of Overseers from May 2018 to May 2020, and as an Entrepreneur-in-Residence at Harvard Business School from August 2011 to July 2015. He is also a founding faculty member of the Hasso Plattner Institute of Design at Stanford University serving from November 2005 to June 2015. Mr. Rodriguez is currently a Global Advisor to Harvard Business School. Mr. Rodriguez joined the board of TrueCar, Inc. (NASDAQ: TRUE) in 2024 and was previously on the board of EngageSmart, Inc. (formerly NYSE: ESMT).

Relevant Expertise

Mr. Rodriguez brings extensive executive experience at a technology company and in the fintech space, product management and development, and growth venture experience to our Board of Directors.

Other Public Company Boards
TrueCar, Inc (NASDAQ: TRUE)

LENDINGTREE 2025 Proxy Statement 20

Saras Sarasvathy Paul Hammaker Professor of Business Administration at University of Virginia’s Darden Graduate School of Business Director since: 2015 Age: 65

Committees: • Nominating and Corporate Governance Committee • Technology and Product Advisory Committee

Biography

Ms. Sarasvathy is the Paul Hammaker Professor of Business Administration at University of Virginia’s Darden Graduate School of Business. Her research focuses on high performance entrepreneurship ranging from starting and growing new ventures to creating and fostering high value partnerships that result in enduring and innovative businesses. Ms. Sarasvathy has also worked with thousands of entrepreneurs around the world and has helped train hundreds of entrepreneurship educators and growth-oriented service providers.

Relevant Expertise

Through her research and practical experience co-founding five ventures of her own, Ms. Sarasvathy brings valuable insights and best practices for the development of new products and a global understanding of innovative funding mechanisms to our Board of Directors.

Other Public Company Boards

None.

G. Kennedy Thompson Former Partner of Aquiline Capital Partners Director since: 2017 Age: 74

Committees: • Audit Committee • Compensation Committee • Transactions Committee

Biography

Mr. Thompson was a partner of Aquiline Capital Partners, a New York based private equity firm, from 2009 until his retirement in April 2018. From 1999 to 2008, Mr. Thompson was President and Chief Executive Officer of Wachovia Corporation. Mr. Thompson served in numerous industry leadership positions including Chairman of the Clearing House, Chairman of the Financial Services Roundtable, Chairman of the Financial Services Forum and President of the Federal Advisory Council of the Federal Reserve Board. Mr. Thompson serves on the Board of Directors of Pinnacle Financial Partners, Inc. (NASDAQ: PNFP), and Insteel Industries, Inc. (NYSE: IIIN).

Relevant Expertise

Mr. Thompson brings extensive financial services expertise, public company leadership experience and executive management experience to our Board of Directors.

Other Public Company Boards

Pinnacle Financial Partners, Inc. (NASDAQ: PNFP), and Insteel Industries, Inc. (NYSE: IIIN).

LENDINGTREE 2025 Proxy Statement 21

ELECTION MECHANICS

Majority Voting Standard.  Beginning with our 2018 annual meeting, we implemented majority voting in uncontested elections of directors. Accordingly, our bylaws provide that a nominee for director in an uncontested election will be elected to the Board if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election. However, if the number of nominees exceeds the number of directors to be elected at such meeting as of the date that is five business days in advance of the date that we first file our definitive proxy statement with the Securities and Exchange Commission, then directors will be elected by a plurality of the votes cast. Prior to the 2018 annual meeting, directors were elected by a plurality of the votes cast in all circumstances.

In connection with the implementation of a majority voting standard in our bylaws, the Board approved and adopted a Director Resignation Policy on November 8, 2017 for directors who fail to receive the required number of votes in an uncontested election in accordance with our bylaws. The policy requires that the Board will nominate for election or re-election only a candidate who agrees to tender an irrevocable resignation that will be effective upon (i) the failure to receive the required vote at any future annual meeting at which he or she faces re-election; and (ii) Board acceptance of such resignation. The policy further states that upon any candidate failing to be elected in an election at which majority voting applies, the Nominating and Corporate Governance Committee will meet to consider the tendered resignation and make a recommendation to the Board concerning the action, if any, to be taken with respect to the resignation. The policy provides that the Board will then consider and act upon the Nominating and Corporate Governance Committee’s recommendation within 90 days of certification of the vote at the annual meeting. The Board may accept the resignation, refuse the resignation, or refuse the resignation subject to such conditions designed to cure the underlying cause as the Board may impose. Promptly following the decision regarding the tendered resignation, the policy states that we will file with the SEC a Current Report on Form 8-K disclosing the decision with respect to the resignation, describing the deliberative process and, if applicable, the specific reasons for rejecting the tendered resignation.

✓	The Board recommends that you vote FOR the election of each of the nominated directors.

LENDINGTREE 2025 Proxy Statement 22

Director Compensation

Overview of Our Compensation Program for Non-Employee Directors

Our director compensation program is designed to attract and retain top director talent and align the interests of our directors with the interests of our stockholders. Our Compensation Committee is responsible for reviewing and making recommendations to the Board with respect to the compensation of our directors, including any equity-based compensation. Directors who are our employees do not receive compensation for their services on the Board.

Our Compensation Committee’s review of our director compensation programs is supported by information provided by the independent compensation consultant, Frederic W. Cook & Co., Inc. (“FW Cook”).

2024 Non-Employee Director Compensation

The following table describes the components of our fiscal 2024 director compensation program. Each element of the compensation is pro-rated for the director’s period of service during the year.

Compensation Element	Amount ($)
Annual Cash Retainer	50,000
Annual Equity Retainer(1)	231,950
Additional Fee for Lead Independent Director	35,000
Additional Fee for Committee Chairs	25,000 – Audit Committee 20,000 – Compensation Committee 13,000 – Nominating and Corporate Governance Committee 10,000 – Technology and Product Advisory Committee
Additional Fee for Committee Members (Excluding the Committee Chairs)	10,000 – Audit Committee 10,000 – Compensation Committee 10,000 – Nominating and Corporate Governance Committee 2,500 – Technology and Product Advisory Committee(2) 2,500 – Transactions Committee(3)

(1)	Each Director was provided the annual equity retainer in the form of 5,000 restricted stock units (“RSUs”).

(2)	All members of the Technology and Product Advisory Committee, including the chair, receive $2,500 per quarter that a meeting is held during a fiscal year.

(3)	All members of the Transactions Committee, including the chair (provided the chair is a non-employee director), receive $2,500 per year. Mr. Lebda does not receive compensation for his role as the committee chair.

Each director received an annual equity retainer grant of 5,000 RSUs in 2024. The 2024 annual equity retainer grants will vest on the earliest of: the date of the Annual Meeting, the first anniversary of the grant date, a change in control of LendingTree, and the director’s death or disability.

In addition, in respect of January through April 2024, our non-employee directors were provided the opportunity to defer portions of their compensation from Board services pursuant to our nonqualified deferred compensation plan, which permits payment of portions of the directors’ cash or equity compensation until a specified time in the future. No directors elected to defer compensation under the nonqualified deferred compensation plan. The nonqualified deferred compensation plan was terminated in April 2024.

Each of our non-employee director’s total compensation in any calendar year is subject to a limit of $640,000, with the value of any equity-based compensation based on the aggregate grant date fair market value of the underlying awards. Any compensation that is deferred will be counted toward this total compensation limit in the calendar year in which the compensation is vested, and not in any later calendar year when it is paid to the non-employee director.

In addition to the compensation elements described above, our non-employee directors are entitled to reimbursement of reasonable expenses incurred in connection with their attendance of Board or committee meetings.

Director Stock Ownership Guideline

In order to align the financial interests of our non-employee directors with those of our stockholders, our Board adopted a stock ownership guideline for non-employee directors in April 2018. The guideline is minimum ownership of five times the annual cash retainer.

Non-employee directors are expected to accumulate the specified ownership within five years of the later of the adoption of the policy or joining the Board. If a non-employee director becomes subject to a higher ownership level due to an increase in annual retainer, then the director is expected to meet the higher ownership level within three years after such increase.

LENDINGTREE 2025 Proxy Statement 23

Director Compensation Table

The following table summarizes the fiscal 2024 compensation earned by each Board member, other than Mr. Lebda, whose compensation is described under “Executive Compensation Tables” on page 39 of this Proxy Statement. Mr. Lebda did not receive additional compensation for his services on the Board in fiscal 2024.

Director Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
Steven Ozonian	130,000	231,950	361,950
Robin Henderson	70,000	231,950	301,950
Saras Sarasvathy(3)	70,000	231,950	301,950
Thomas M. Davidson, Jr.(3)	75,500	231,950	307,450
G. Kennedy Thompson	72,500	231,950	304,450
Gabe Dalporto	52,500	231,950	284,450
Mark Ernst	60,000	231,950	291,950
Diego Rodriguez(3)	72,500	231,950	304,450

(1)	Amounts shown include payment of Board membership annual cash retainer, additional fees for lead independent director, additional fees for committee chairs and members.

(2)	These amounts represent the dollar amounts of the aggregate grant date value, computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, Stock Compensation, of the RSUs granted to the directors during fiscal 2024. Generally, the grant date fair value is the amount that we would expense in our financial statements over the award’s vesting schedule. For additional information regarding the assumptions made in calculating these amounts, see Note 12 “Stock-Based Compensation” to our audited, consolidated financial statements included in our 2024 Annual Report. On June 12, 2024, each of Messrs. Ozonian, Davidson, Thompson, Dalporto, Ernst and Rodriguez and Mses. Henderson and Sarasvathy received a grant of 5,000 RSUs. On June 12, 2024, the closing price of a share of our common stock on The Nasdaq Global Select Market was $46.39. The RSUs granted to our non-employee directors on June 12, 2024 will vest on the earliest of the date of our Annual Meeting, one year from the grant date, a change in control of the Company, and the applicable director’s death or disability.

(3)	These Directors were a part of the Technology and Product Advisory Group beginning in October 2023. The Board determined that these individuals should each receive a payment of $10,000 for services performed for the Company in 2024 prior to the group becoming a formal committee, effective October 30, 2024. Mr. Rodriguez received an additional $10,000 for his role as the Technology and Product Advisory Group lead. The Technology and Product Advisory Group met four times in 2024 before becoming a formal committee.

LENDINGTREE 2025 Proxy Statement 24

Outstanding Equity Awards for Directors at Fiscal Year-End 2024

The following table provides information on the outstanding equity awards held by our directors, other than Mr. Lebda, as of December 31, 2024.

Director Name	Aggregate Number of Options Outstanding at Fiscal Year End (#)	Options Granted During The Fiscal Year Ended December 31, 2024	Aggregate Number of RSUs Outstanding at Fiscal Year End (#)
Steven Ozonian	5,169	—	5,000
Robin Henderson	4,899	—	5,000
Saras Sarasvathy	4,917	—	5,000
Thomas M. Davidson, Jr.	3,932	—	5,000
G. Kennedy Thompson	16,297	—	5,000
Gabe Dalporto	5,534	—	5,000
Mark Ernst	2,285	—	5,000
Diego Rodriguez	2,285	—	5,000

LENDINGTREE 2025 Proxy Statement 25

PROPOSAL NO.2 Advisory Vote to Approve Executive Compensation

In accordance with Section 14A of the Exchange Act, we are asking stockholders to vote, on an advisory basis, to approve the executive compensation as reported in this Proxy Statement.

We strive to establish a compensation program that attracts, motivates, rewards and retains the senior management talent required to achieve our corporate objectives and to increase long-term stockholder value. We urge you to read the “Compensation Discussion and Analysis” section of this Proxy Statement, which explains our pay-for-performance compensation philosophy, and the “Executive Compensation Tables” section, which contains tables and a narrative discussion about the specific compensation of our NEOs. We believe that our compensation program, policies and practices demonstrate our commitment to our pay-for-performance philosophy and our goal of aligning our NEOs’ interests with those of our stockholders.

This proposal is advisory in nature and, therefore, is not binding upon our Board or our Compensation Committee. However, the Compensation Committee will, as it has done in the past, carefully evaluate the outcome of the vote when considering future executive compensation decisions.

✓	The Board recommends that you vote FOR approval of the advisory resolution to approve executive compensation.

LENDINGTREE 2025 Proxy Statement 26

Compensation Committee Report

Set forth below is the “Compensation Discussion and Analysis,” which is a discussion of our executive compensation program written from the perspective of how we view and administer such program. The guiding philosophy of our compensation program is pay-for-performance. As a result, the majority of the compensation of our NEOs is variable, and at risk, and a significant portion of NEO compensation is tied to creation of long-term stockholder value in the form of equity awards.

Given our role in providing guidance on executive compensation program design, administering the program and making specific compensation decisions for our executive officers, we participated in the preparation of the “Compensation Discussion and Analysis” and reviewed and discussed its contents with management. Based on the review and discussions, we unanimously recommended to the Board that the “Compensation Discussion and Analysis” be included in this Proxy Statement, which is incorporated by reference in our 2024 Annual Report, each as filed with the SEC.

Compensation Discussion and Analysis

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Executive Summary

INTRODUCTION

This compensation discussion and analysis (“CD&A”) section discusses the compensation policies and programs for our NEOs. Our NEOs for fiscal 2024 were:

Douglas Lebda Chairman & Chief Executive Officer	Scott Peyree Chief Operating Officer President, LendingTree Marketplace

Jason Bengel Chief Financial Officer (beginning August 9, 2024)	Scott Totman Chief Technology Officer

Jill Olmstead Chief Human Resources Officer	Trent Ziegler Former Employee Chief Financial Officer (May 17, 2021 - August 9, 2024)

This section also discusses the role of the Compensation Committee of our Board in designing and administering our compensation programs and policies and in making compensation decisions for our executive officers.

The goal of our compensation programs and policies is to align compensation delivery with performance for stockholders, measured both internally against budgets and externally through stock price. We believe this alignment was achieved in fiscal 2024.

INFORMATION CONCERNING NAMED EXECUTIVE OFFICERS

Douglas Lebda, age 55, See “Proposal No.1–Election of Directors” — for biographical and other information regarding Mr. Lebda.

Jason Bengel, age 48, a Chartered Financial Analyst, has served as the Company’s Chief Financial Officer and Treasurer since August 2024. Prior to this, Mr. Bengel served as Senior Vice President, Financial Planning and Analysis of LendingTree, LLC from July 2021 to August 2024. From February 2018 until July 2021, he served as Vice President, Financial Planning and Analysis of LendingTree, LLC. Prior to joining LendingTree, LLC, Mr. Bengel served in various capacities including Vice President, Financial Planning and Analysis of Outbrain, a web recommendation platform; Vice President, Treasury and Corporate Development, Director, Corporate Development, and Manager, Financial Planning and Analysis of Revlon, a beauty company; Associate of Goldman Sachs, an investment banking, securities and investment management firm; and Senior Financial Analyst of Air Products, a company selling gases and chemicals for industrial use. Mr. Bengel also previously worked as a structural engineer. Mr. Bengel holds a Bachelor of Science in Civil Engineering and a Master of Engineering from Pennsylvania State University. Mr. Bengel also holds an M.B.A. from Indiana University.

Scott Peyree, age 48, has served as the Company’s Chief Operating Officer, LendingTree and President, LendingTree Marketplace since July 2023. Prior to this, Mr. Peyree served as the President, Insurance beginning in May 2021. Prior to this, Mr. Peyree served as the President of the QuoteWizard Insurance business since we acquired QuoteWizard.com, LLC in 2018. Prior to QuoteWizard becoming a subsidiary of the Company, Mr. Peyree was the co-founder and Chief Executive Officer of QuoteWizard since 2006. Previously, Mr. Peyree was the co-founder and Chief Operating Officer of WorldClass Strategy, an online performance marketing company founded in 2000 that sold to Education Dynamics in 2006. Mr. Peyree holds a Bachelor of Business Administration in Finance & Entrepreneurship from Pacific Lutheran University.

Scott Totman, age 54, has served as the Company’s Chief Technology Officer since December 2020. From January 2020 to November 2020, Mr. Totman was the Chief Product and Technology Officer of OnDeck, which was acquired by Enova International in July 2020. From December 2018 to January 2020, Mr. Totman was the Head of Engineering and Product Development at DivvyCloud, which was acquired by Rapid7, Inc. in April 2020. From October 2012 to December 2018, Mr. Totman held various roles at Capital One including Managing Vice President, Digital Product Marketing. Mr. Totman holds an M.B.A. from Virginia Tech, a B.S. in Computer Science from William and Mary, as well as an M.S. in Software Systems Engineering from George Mason University.

LENDINGTREE 2025 Proxy Statement 28

Jill Olmstead, age 61, has served as the Company’s Chief Human Resources Officer since October 2018. From June 2010 until joining the Company, Ms. Olmstead served as the founding partner and owner of Charlotte-based Spivey & Olmstead, a human resources consulting firm. Prior to that, Ms. Olmstead served almost 25 years at Wells Fargo (formerly Wachovia) in various human resources roles, most recently as Executive Vice President, Managing Director and Head of Human Resources for Corporate and Investment Banking. Ms. Olmstead holds an M.A.in Human and Organizational Behavior from the Fielding Graduate University and a B.S. in Business from Clemson University.

Trent Ziegler, age 42, served as the Company’s Chief Financial Officer from May 17, 2021 to August 9, 2024. Mr. Ziegler also held the role of the Company’s Treasurer from April 2018 to August 2024. Prior to his appointment as Chief Financial Officer, Mr. Ziegler served as the Company’s Vice President, Investor Relations, a position he held since October 2017. Prior to that, Mr. Ziegler joined the Company as a Senior Financial Analyst in 2012 and led the Financial Planning and Analysis team beginning in January 2015. Prior to joining the Company, Mr. Ziegler served as a Senior Financial Analyst for Ally Financial. Mr. Ziegler holds a Bachelor of Science in Finance from Eastern Illinois University. Mr. Ziegler also holds an M.B.A. from the University of North Carolina Kenan-Flagler Business School.

FISCAL 2024 BUSINESS HIGHLIGHTS

In 2024 we improved financial results, reduced our leverage and carefully managed our fixed costs. AEBITDA increased 33%, driven by 8% variable marketing dollar growth and ongoing expense discipline.

Our Insurance business had a record year, with revenue of $549 million and $159 million of segment profit, growing 120% and 54%, respectively, from 2023. We remain focused on growing our share of the market and refining our marketing strategies as media costs stabilize to drive continued growth in segment profitability this year.

Our Consumer segment performance strengthened throughout the year, ending the year on a strong note with fourth quarter revenue up 12% from the prior year period. Exceptional execution in our small business vertical, along with a second consecutive quarter of year over year growth in personal loan revenue, indicates we are taking market share from our peers. We believe our Home segment performance troughed last year, however, we were able to record sequential revenue growth in each quarter of the year due to continued consumer and lending partner demand for Home Equity loans. We are optimistic that the positive trends in both the Consumer and Home segments will continue in 2025.

See Appendix A included in this Proxy Statement for information regarding non-GAAP financial measures, including a reconciliation of non-GAAP financial measures to GAAP financial measures.

EXECUTIVE COMPENSATION ALIGNS OFFICER PAY WITH PERFORMANCE

•	LendingTree maintains a pay-for-performance compensation structure that rewards performance and reduces compensation when Company performance is lower.

•	Our CEO’s salary and bonus target did not increase between 2017 and 2024.

•	During fiscal 2021, we implemented a stock ownership policy for our executives. Under the policy, our NEOs are expected to maintain minimum beneficial ownership of our stock equal to 6x of base salary for our CEO and 1.5x-3x of base salary for our other NEOs. The non-employee directors also have an ownership guideline of 5x their annual Board cash retainer.

“SAY-ON-PAY” ADVISORY VOTE ON EXECUTIVE COMPENSATION

At our 2024 annual meeting of stockholders, a majority of voters voted for annual “say-on-pay” advisory votes on executive compensation. At the 2024 meeting, approximately 97% of the votes cast in the “say-on-pay” advisory vote were “FOR” approval of our executive compensation. The Compensation Committee evaluated the results of the 2024 advisory vote, additional stockholder feedback, input from our independent compensation consultant, and the other factors and data discussed in the CD&A in determining executive compensation policies and decisions. Based on this evaluation, the Compensation Committee believes our executive compensation program aligns with our pay-for-performance compensation philosophy and Company strategy.

We value the opinions of our stockholders and seek their input as part of our regular stockholder outreach efforts. We would like to sustain the stockholder support for our NEO compensation and will continue to engage in regular discussions with our principal unaffiliated stockholders regarding their views on executive compensation matters. We will continue to consider stockholder feedback, input from our independent compensation consultant and the outcomes of the annual “say-on-pay” votes when assessing our executive compensation programs and policies and making compensation decisions for our NEOs.

Compensation Philosophy and Objectives

We want to attract, motivate and retain high-quality employees who reflect our values and will enable us to achieve our short- and long-term strategic goals. We operate in an environment where substantial competition exists for skilled employees. Our ability to attract, motivate and retain high-caliber individuals depends in large part on the compensation packages we offer. We believe that our executive compensation program should reflect our financial and operating performance by aligning delivered pay with actual performance.

Our objective is to provide a target total compensation program that is competitive with similarly-sized US-based public companies in the industries with which we compete for executive talent. The Compensation Committee reviews benchmark data for the individual and for the group as a whole but does not target a specific benchmark level for the NEO group.

LENDINGTREE 2025 Proxy Statement 29

Role of the Compensation Committee, Compensation Consultants and Executive Officers in Compensation Determinations

ROLE OF THE COMPENSATION COMMITTEE

The Compensation Committee is responsible for, among other things, evaluating and approving all compensation plans, policies and programs of LendingTree as they affect our executive officers. Specifically, the Compensation Committee reviews and approves:

☐	the annual base salaries and annual or long-term incentive opportunities of our executive officers;

☐	any employment agreements, severance arrangements or change-in-control agreements affecting the executive officers;

☐	any special or supplemental compensation and benefits for executive officers; and

☐	our compensation benchmarking process and the peer group we use for comparison purposes to ensure reasonableness and competitiveness of our compensation practices.

Further information regarding our Compensation Committee’s responsibilities is provided under “Board of Directors Responsibilities and Structure” on page 9 of this Proxy Statement.

ROLE OF COMPENSATION CONSULTANTS

Under its charter, the Compensation Committee has the authority to retain independent compensation consultants to assist it in fulfilling its responsibilities. During fiscal 2024, the Compensation Committee engaged FW Cook as its independent compensation consultant. The executive compensation consulting services provided by FW Cook included:

☐	supporting the Compensation Committee to ensure our executive compensation program is competitive and aligns the interests of our executives with those of our stockholders;

☐	attending Compensation Committee meetings, including, at the Compensation Committee’s request, any executive sessions;

☐	providing independent advice on current trends and best practices in executive compensation design and program alternatives;

☐	assisting with planning the executive and non-executive equity award grant rate and utilization of the stockholder approved stock plan.

☐	advising on our compensation plans and practices to improve their effectiveness; and

☐	assisting the Compensation Committee to determine our peer group as described below under “Peer Group” below.

During fiscal 2024, FW Cook reported directly to our Compensation Committee and performed the services described above on behalf of the Compensation Committee while interacting with our management in the course of performing those services. The Compensation Committee has assessed the independence of FW Cook pursuant to Nasdaq and SEC rules and the committee’s charter and concluded that FW Cook is independent and that no conflict of interest exists that would prevent FW Cook from independently representing the Compensation Committee.

ROLE OF MANAGEMENT IN COMPENSATION DECISIONS

The Compensation Committee also received support from certain executives in analyzing and establishing LendingTree’s compensation programs for fiscal 2024. Members of LendingTree’s management and staff, including the Chief Human Resources Officer, members of her staff and internal LendingTree counsel, attended a portion of each meeting of the Compensation Committee.

Mr. Lebda, our Chairman and CEO, together with F.W. Cook, provided recommendations to the Compensation Committee regarding the cash and equity compensation for members of the executive team of our Company (including those executives who are NEOs) other than himself. Mr. Lebda also provided recommendations to the Compensation Committee related to succession planning, organizational development and the use of incentive compensation to drive our growth and profitability. In determining compensation for other NEOs, the Compensation Committee considered Mr. Lebda’s recommendations.

The Compensation Committee determined the compensation for Mr. Lebda after obtaining information and input from FW Cook and conferring with the Board without Mr. Lebda present.

In all cases, although the Compensation Committee received advice and recommendations, the Compensation Committee is solely responsible for making the final decisions on the compensation for the NEOs.

LENDINGTREE 2025 Proxy Statement 30

Peer Group

The Compensation Committee regularly evaluates the compensation of our NEOs against the compensation of the NEOs at comparable companies.

During fiscal 2023, the Compensation Committee worked with FW Cook to update the peer group companies used for assessing our executive compensation program, which assessment occurred in July 2023. The compensation data from the peer group identified during this July 2023 assessment was utilized for compensation decisions in the first quarter of 2024 (the “2024 Peer Group”). The Compensation Committee re-evaluated the peer group again in July 2024; however, the group identified during such assessment only took effect and was used with respect to compensation decisions for 2025 (the “2025 Peer Group”). The Compensation Committee applied the following objective criteria to select the 2024 Peer Group:

Criteria for Peer Group	General Characteristics
Size	Revenue between 0.25x and 4x compared to LendingTree.
Industry	Software and services, internet retail, interactive media and services, consumer finance, real estate services and/or research or consulting services, with focus on technology-enabled financial services and online marketplace.
Data availability	IPO prior to 2021 to ensure at least two years of disclosed public company pay practices.

Using these criteria, FW Cook recommended, and the Compensation Committee approved, the 22 companies below as our peer group, effective July 2023, which was used as the peer group for context when compensation decisions occurred in early 2024. We believe the 2024 Peer Group companies had similar business models (many are marketplace businesses), had a particular focus on providing consumers with additional access to goods and services through technology, and were the types of companies with which we competed for employee talent, particularly executive talent.

2024 Peer Group

Angi	Eventbrite	OpenLane	Shutterstock
Atlanticus	EverQuote	Overstock.com	Stitch Fix
Bread Financial (formerly Alliance Data Systems)	Groupon	Quotient Technology	Trip Advisor
CarGurus	LendingClub	Q2	Yelp
Cars.com	Liquidity Services	Redfin
Enova	Nerdwallet	Sabre

LENDINGTREE 2025 Proxy Statement 31

The 2025 Peer Group consists of the 25 companies listed below. Quotient was removed as a result of being acquired. The following new companies were added to the 2025 Peer Group: Upwork, Vivid Seats, ZipRecruiter, and MoneyLion. We used the 2025 Peer Group to develop our compensation program for 2025.

2025 Peer Group

Angi	Enova	MoneyLion	Shutterstock	ZipRecruiter
Atlanticus	Eventbrite	Nerdwallet	Stitch Fix
Bread Financial (formerly Alliance Data Systems)	EverQuote	OpenLane	Tripadvisor
Beyond	Groupon	Q2	Upwork
CarGurus	LendingClub	Redfin	Vivid Seats
Cars.com	Liquidity Services	Sabre	Yelp

Compensation Governance

We maintain the following compensation practices that reflect our pay-for-performance compensation philosophy.

What we do		What we don’t do
✔	Tie a significant portion of NEOs compensation over time to equity awards, the ultimate value of which is driven by our overall performance and valuation.	×	No guaranteed annual salary increases or bonuses.
✔	Grant performance-based equity incentive awards to our CEO with challenging performance hurdles.	×	No repricing of stock options without stockholder approval.
✔	Review NEO compensation annually, with the review conducted by our Compensation Committee that consists solely of independent directors.	×	No granting of discounted or reload stock options.
✔	Expressly prohibit payment of dividends on unvested equity awards.	×	No excise tax gross-up.
✔	Maintain stock ownership guidelines for our CEO (6x base salary) and our other NEOs (1.5-3x base salary).	×	No supplemental company paid retirement benefits.
✔	Maintain a clawback policy in accordance with Dodd-Frank clawback rules.

LENDINGTREE 2025 Proxy Statement 32

Elements of Compensation

The three primary elements of our executive compensation structure are base salary, annual incentives (bonus program), and long-term incentives (equity award program). The target total compensation from these three elements of our executive compensation structure, as reported in the Summary Compensation Table, was set below the median for all of the NEOs at the start of the year, except Ms. Olmstead, to recognize that our market cap value was lower than desired, and that the value of equity awards would automatically adjust with value improvement. Ms. Olmstead’s total compensation value was not set below the median for her position in recognition of her experience, importance to the Company’s strategy, and to the functioning of the executive team. The following describes the objectives and policies underlying each of the elements of our executive compensation program.

BASE SALARY

Base salary is the only fixed component of our executive compensation program. The primary purpose of base salary is to attract and retain employees and provide them with a degree of certainty while having a significant portion of their overall pay “at risk” in the form of annual bonuses and equity awards.

Each February, the Compensation Committee reviews the base salaries of our NEOs to ensure they reflect each NEO’s role, responsibilities, experience and performance, while taking into account whether market-based adjustments are necessary.

The following table shows the annual base salary rate in effect at the end of fiscal 2023 and 2024 for each of our NEOs. Mr. Lebda was not provided with an increase in salary in 2024 for the fifth year in a row. In addition, Mr. Lebda used the after-tax funds from his 2024 salary to purchase additional shares of LendingTree stock.

Name	Fiscal 2023	Fiscal 2024	% Increase
Mr. Lebda	$750,000	$750,000	0%
Mr. Bengel(1)		$350,000
Mr. Peyree	$460,000	$475,000	3%
Mr. Totman	$400,000	$420,000	5%
Ms. Olmstead	$400,000	$420,000	5%
Mr. Ziegler	$400,000	$425,000	6%

(1)	Mr. Bengel was not an NEO in 2023

ANNUAL INCENTIVES

Overview. We believe that our NEOs, as leaders of our key division-level business units and corporate functions, have the ability to directly influence our annual performance. As a result, annual incentives for our NEOs are tied to our financial performance. Our executive officers, including our NEOs, participate in an annual bonus plan. Each participant in the plan is eligible to earn an annual bonus with a target amount equal to a specified percentage of his or her base salary. Prior to 2020, our annual incentive awards were paid in cash. In 2020, 2021 and 2022, as a means to conserve cash, our annual incentive award programs were comprised of equity grants in lieu of cash bonuses if objectives were met. Our NEOs did not earn a bonus for fiscal 2022. In 2023, we returned to a cash incentive plan and the 2024 bonus plan was in cash.

LENDINGTREE 2025 Proxy Statement 33

2024 Bonus Program. In 2024, we maintained an annual cash bonus program for our NEOs based on our corporate-level adjusted EBITDA performance (“AEBITDA”), as further described below (the “2024 Bonus Program”). The 2024 Bonus Program was tied to achievement of corporate AEBITDA goals because AEBITDA is viewed as a valuable measure for business performance in the control of the NEOs because it naturally includes a requirement to both generate revenue and control costs. The AEBITDA funding schedule for bonuses under the 2024 Bonus Program was:

Pre-Bonus AEBITDA Target ($’s)	% to Bonus Pool	Bonus Pool Funding %
$150,000,000	13.5%	126.6%
$145,000,000	13.5%	122.3%
$140,000,000	13.5%	118.1%
$135,000,000	13.5%	113.9%
$130,000,000	13.5%	109.7%
$125,000,000	13.5%	105.5%
$120,000,000	13.5%	101.3%
$118,488,300	13.5%	100.0%
$115,000,000	13.5%	97.0%
$110,000,000	12.5%	85.9%
$105,000,000	11.5%	75.5%
$100,000,000	10.5%	65.6%
$95,000,000	9.5%	56.4%
$90,000,000	8.5%	47.8%
$85,000,000	7.5%	40.0%
$80,000,000	6.5%	32.5%
$75,000,000	5.5%	25.8%
<$75,000,000	0.0%	0.0%
Linear interpolation for performance between points shown.
*No bonus payout if pre-bonus AEBITDA is under $75M

Target bonus opportunities remained at the same percentage of base salary under the 2024 Bonus Program as were used under the fiscal 2023 annual bonus program, and were the following:

Name	Salary ($)	Target Bonus as a Percent of Salary (%)	Target Bonus ($)
Mr. Lebda	$750,000	125%	$937,500
Mr. Bengel	$350,000	50%	$175,000
Mr. Peyree	$475,000	75%	$356,250
Mr. Totman	$420,000	60%	$252,000
Ms. Olmstead	$420,000	60%	$252,000
Mr. Ziegler	$425,000	50%	$212,500

The 2024 results were evaluated by the Compensation Committee in early 2025 to determine whether annual cash incentive awards were earned under the 2024 Bonus Program. For fiscal 2024, the pre-bonus AEBITDA goal was $118.5 million, and the pre-bonus AEBITDA thershold was $75 million. The Company achieved pre-bonus AEBITDA of $119 million in 2024. This was the result of a strong fourth quarter that generated momentum for 2025. Based on this strong Company performance, the Compensation Committee funded the bonus pool for all Company employees at 100%.

See Appendix A included in this Proxy Statement for information regarding non-GAAP financial measures, including a reconciliation of non-GAAP financial measures, such as AEBITDA, to GAAP financial measures.

LONG-TERM INCENTIVES

The Compensation Committee is responsible for, among other things, evaluating and approving all compensation plans, policies and programs of LendingTree as they affect our executive officers. Specifically, the Compensation Committee reviews and approves annual or long-term incentive opportunities of our executive officers.

The largest component over time of our NEOs’ direct compensation is long-term incentives that provide alignment with our stockholders in the form of equity participation. The primary purpose of granting equity awards is to link our NEOs’ financial success to that of our stockholders, with the value of the equity awards increasing only as our stock price increases, and to promote long-term value creation. Equity awards are granted on an annual basis below the CEO. The CEO and President were each granted annual equity awards in 2024, which were performance-contingent and required achieving stock price hurdles to earn. It was the first CEO annual equity grant following the end of the 2020-2023 front-load earnout period.

LENDINGTREE 2025 Proxy Statement 34

Time Vested RSUs Granted to All NEOs. The majority of our employees, including our NEOs were eligible to receive a long-term equity grant in 2024. In 2024, Messrs. Bengel, Totman, and Ziegler and Ms. Olmstead, were granted awards. Mr. Ziegler’s long-term equity grant was forfeited upon his resignation from the Company. The Compensation Committee determined the value of the 2024 long-term equity grant for each NEO, and such award was granted in RSUs. The awards were granted as RSUs to ensure the greatest amount of retention from vesting and direct alignment with shareholders. The RSU awards vest in substantially equal annual installments over a three-year period beginning on the first anniversary of the grant date.

PSUs Granted to CEO and President. Our CEO and President were each granted a portion of his annual equity in RSUs (50% of the grant value), with the same vesting terms as those described above. The remaining portion of their annual equity grant value was in performance vested restricted stock units (“PSUs”). The PSUs are earned in 1/3 increments upon the achievement of three stock price hurdles (the middle stock price hurdle reflects the target performance level). The hurdles are considered achieved if, during the four-year period after grant, the 45 trading-day average closing stock price is - $41.17, $52.94 (target), and $64.70. 33.33% of the PSU shares granted are earned upon achievement of each of the stock price goals. These stock price hurdles reflected a 40%, 80% (target) and 120% increase over the January 2, 2024 closing stock price of $29.41, which was the price used to set the hurdles. The PSU price hurdles were determined in late-2023, prior to the start of 2024, and the number of PSU shares also agreed to in principle during January 2024, though the actual grant approval date was March 1, 2024 to align with the grant date for annual equity awards for all other NEOs. Shares earned for price hurdle achievement vest 50% on the trading day following certification by the Compensation Committee and the remaining 50% on the one-year anniversary of the initial vesting to support continued employment retention.

CEO’S PRIOR LONG-TERM INCENTIVE AWARDS

Previous Awards Granted under the 2020 CEO Employment Agreement. The December 2020 CEO grants were granted on December 3, 2020 and were for Mr. Lebda’s service to us for fiscal 2021, 2022 and 2023. Mr. Lebda was not eligible for any additional long-term incentive awards during this period. As a result of the December 2020 CEO grant to Mr. Lebda, there were no additional long-term equity awards provided between 2021 and 2023. Mr. Lebda’s 2024 annual equity grant was consistent with the intended payment service period of the 2020 CEO grants.

The December 2020 CEO grants were performance-based, with 30% in premium-priced stock options with time vesting, and 70% granted as performance-contingent stock options. Both the performance-contingent options and the time-vested options that were granted with a premium exercise price of $300, which was 25% higher than our closing stock price of $239.47 on the date of grant in 2020, remain out of the money at the current stock price.

The performance-contingent CEO options could only be earned upon achievement of challenging stock price hurdles that were in excess of the $300 premium exercise price. The stock price hurdles were not met during the performance period and all of the performance-contingent CEO options were forfeited at the end of March 2025.

2020 CEO EMPLOYMENT AGREEMENT

On November 30, 2020, the Company entered into a new employment agreement with Mr. Lebda to secure his employment as Chairman and CEO through December 31, 2023, and obtain a long-term commitment from him for his continued leadership in light of his status as the founder and his performance since 1996 (the “2020 CEO Employment Agreement”), which was effective December 1, 2020. The 2020 CEO Employment Agreement superseded and replaced a 2017 employment agreement, which would have expired on January 9, 2021 (the “2017 CEO Employment Agreement”). The 2020 CEO Employment Agreement was amended, effective December 29, 2023, to extend Mr. Lebda’s term of service under such agreement, through December 31, 2024. The 2020 CEO Employment Agreement was again amended on February 16, 2024, to provide that: (i) in lieu of receiving cash payments in respect of Mr. Lebda’s base salary, Mr. Lebda has the opportunity to elect, in his sole discretion, for each pay period (or for each year of the term of Mr. Lebda’s employment, in the case of the annual bonus), to invest all or a portion of such base salary or annual bonus actually payable, after taking into account amounts withheld from such payment, for the purchase of our common stock from us at a purchase price equal to the Market Value (as such term is used in Nasdaq Marketplace Rule 5635(c)(2)) at the time that such amount would otherwise be paid to Mr. Lebda, and (ii) for purposes of the definition of “Good Reason”, it shall not be considered a material adverse change to Mr. Lebda’s title, duties, operational authorities, or reporting responsibilities if Mr. Lebda ceases to be our chief executive officer so long as Mr. Lebda remains Chairman of the Board of Directors.

Under the 2020 CEO Employment Agreement, Mr. Lebda’s employment may be terminated at any time. If Mr. Lebda’s employment is terminated by the Company without cause or Mr. Lebda resigns for specified good reason, as each such concept was described in the employment agreement, then he will receive the same severance benefits to which he was entitled under the 2017 employment agreement (described further under “Potential Payments Upon Termination of Employment or Change in Control” on page 45). In addition, with respect to the 2020 award of CEO options that were forfeited at the end of March 2025 for failing to achieve the minimum stock price hurdle, he would have vested in the portion of the options that were earned for performance through the termination date, with incremental accelerated vesting for the remaining portion of the options based on our stock price performance for the final 30 trading days prior to Mr. Lebda’s termination. With respect to the December 2020 time-vested CEO options, he will receive two years of accelerated and additional vesting. Any equity awards held by Mr. Lebda other than the performance-based CEO options and the time-based CEO options will continue to be treated in the same manner as they would have been treated under the 2017 employment agreement.

As part of the 2020 CEO Employment Agreement, Mr. Lebda may not compete with our business or solicit our employees and customers during the term of his employment and for two years following the termination of his employment for any reason.

LENDINGTREE 2025 Proxy Statement 35

EMPLOYEE BENEFITS

We provide group life insurance, health and dental care insurance, short-term and long-term disability insurance, 401(k) plan matching contributions and similar benefits to all employees, including our NEOs. These benefits do not discriminate in scope, terms or operations in favor of the NEOs.

Messrs. Bengel, Peyree, and Totman, and Ms. Olmstead have each entered into a participation agreement that entitles them to be eligible to receive severance under our Executive Severance Plan. Pursuant to the terms of the Executive Severance Plan, Messrs. Bengel, Peyree and Totman, and Ms. Olmstead are entitled to specified severance payments and benefits upon an involuntary termination of their employment or in connection with an involuntary termination of their employment within 12 months of a change in control. Mr. Ziegler was a participant in the Executive Severance Plan prior to his departure from the Company.

Receipt of these severance payments and benefits, which are described further under “Potential Payments Upon Termination of Employment or Change in Control” on page 45, is conditioned on the NEO providing a release of claims.

The Company provides limited perquisites to its NEOs, such as remote communication expenses and cell phones.

Our Compensation Policies and Practices

PROHIBITION AGAINST HEDGING

We do not permit our NEOs to engage in any transactions that would constitute hedging. Hedging or monetization transactions can be accomplished through a number of possible mechanisms, including financial installments such as prepaid variable forwards, equity swaps, collars and exchange funds. Such hedging transactions may permit an employee to continue to own our securities obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, the employee may no longer have the same objectives as our stockholders.

PLEDGING POLICY

We maintain a policy whereby our directors and officers are prohibited from holding LendingTree securities in a margin account or pledging such securities as collateral for a loan. An exception to this prohibition may be made if any covered person wishing to enter into such an arrangement first submits the proposed transaction, all agreements therefor and a written explanation of the purpose of the proposed transaction to our Legal Department. Our Legal Department may approve or disapprove such proposed transaction in its sole discretion.

CLAWBACK POLICY

As required pursuant to the listing standards of the Nasdaq Listing Rules, Rule 10D under the Exchange Act, and Rule 10D-1 under the Exchange Act, the Board of Directors has adopted a Compensation Recovery Policy, effective October 25, 2023, which requires the Company to recover compensation received on or after October 2, 2023 erroneously awarded to any current or former Covered Executives (as defined in the Clawback Policy) in the event of a Covered Accounting Restatement. The Clawback Policy requires the Company to recover the incremental portion of the incentive-based compensation received by such officer during the three completed fiscal years (together with any interim stub fiscal year period(s) of less than nine months resulting from Company’s transition to different fiscal year measurement dates) immediately preceding the date the Company is deemed (as determined pursuant to the immediately following sentence) to be required to prepare a Covered Accounting Restatement in excess of the amount that would have been paid or payable based on the restated financial results (without regard to any taxes paid), other than in limited circumstances in which an exception to such recovery applies.

For additional information regarding our Clawback Policy, please refer to Exhibit 97 included in the Company’s 2024 Annual Report.

POLICIES WITH RESPECT TO TIMING OF STOCK-BASED AWARDS.

Annual awards to NEOs and executive officers generally are approved on a pre-determined basis at the Compensation Committee’s regularly scheduled February meeting, in order that full-year performance may be considered, and the awards are granted on the third trading day after the Company’s full year earnings have been released, to better align grant date value with the stockholders’ experience. The Committee also grants RSUs at other dates to newly hired or promoted executives. All options must be granted at an exercise price that is at least equal to 100% of the fair market value of the Company’s common stock on the date of grant. Fair market value on a given day is defined as the closing market price on that day. We do not grant stock options or other equity compensation awards in anticipation of the release of material, non-public information. Similarly, we do not time the release of material, non-public information based on stock option or other equity award grant dates for the purpose of affecting the value of any award to NEOs. Our Equity Award Grant Policy is specifically designed to ensure that the foregoing occurs.

Risk Assessment of Compensation Programs

The Compensation Committee reviewed our compensation programs for executives, as well as our compensation policies and practices for all employees, to evaluate whether the policies or practices present an environment that would facilitate excessive risks or behaviors. The Compensation Committee believes that our programs, policies and practices, are not reasonably likely to have a material adverse effect on our Company. The Compensation Committee believes that the structure and design of the programs do not create incentives to take on too much risk, that there are not incentives to take undue risks that exist in the broad-based incentive programs below the executive level, and that we have policies in place to mitigate risk-taking and support a long-term orientation. These conclusions are supported by the combination of controls and considerations used in our compensation program, including the annual review of the programs, the blend of short-term, long-term and incentive-based compensation, multi-year vesting for equity awards, and the use of performance-based targets and evaluations.

LENDINGTREE 2025 Proxy Statement 36

Tax and Accounting Implications of Our Compensation Policies

Section 162(m) of the Internal Revenue Code limits the amount of compensation paid to certain of our NEOs that may be deducted by us for federal income tax purposes in any fiscal year to $1 million. While the Compensation Committee considers the tax deductibility of compensation as one factor in determining executive compensation, the Compensation Committee retains the discretion to award compensation that is not tax deductible if it believes it is in the best interests of LendingTree and our stockholders.

The Compensation Committee also considers the regulatory requirements as well as the financial accounting treatment of our compensation practices; though, consistent with prior fiscal years, such consideration was not a material consideration in the compensation awarded to our NEOs during fiscal 2024.

LENDINGTREE 2025 Proxy Statement 37

The foregoing report was submitted by the Compensation Committee of the Board and shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A promulgated by the SEC or Section 18 of the Securities Exchange Act of 1934, as amended, and shall not be deemed incorporated by reference into any prior or subsequent filing by us under the Securities Act of 1933, as amended or the Securities Exchange Act of 1934 as amended, except to the extent we may specifically incorporate the information contained in this report by reference thereto.

COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

Steven Ozonian (Chair)

G. Kennedy Thompson

Mark Ernst

LENDINGTREE 2025 Proxy Statement 38

Executive Compensation Tables

Fiscal 2024 Summary Compensation Table

The following table shows compensation earned by or granted to our NEOs during the last three fiscal years, as calculated under SEC rules.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(3)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
(a)	(b)	(c)	(e)	(f)	(g)	(i)	(j)
Douglas Lebda	2024	750,000	3,011,650	—	937,500	12,375	4,711,525
Chairman and	2023	750,000	—	—	468,750	12,058	1,230,808
Chief Executive Officer	2022	750,000	—	—	—	236,490	986,490
Jason Bengel (1) Chief Financial Officer	2024	329,615	659,050	—	175,000	9,888	1,173,553
Scott Peyree	2024	472,116	1,539,580	—	356,250	9,669	2,377,615
President, LendingTree Marketplace and	2023	458,611	907,500	—	172,500	6,879	1,545,490
Chief Operating Officer	2022	460,000	1,916,048	1,216,017	—	6,840	3,598,905
Scott Totman	2024	416,154	703,775	—	252,000	10,350	1,382,279
Chief Technology	2023	400,000	412,500	—	120,000	9,900	942,400
Officer	2022	395,192	875,011	851,229	—	9,150	2,130,582
Jill Olmstead	2024	416,154	1,199,400	—	252,000	7,054	1,874,608
Chief Human	2023	400,000	495,000	—	120,000	6,923	1,021,923
Resources Officer	2022	395,192	800,026	778,260	—	6,317	1,979,795
Trent Ziegler (2)	2024	273,077	1,199,400	—	—	8,192	1,480,669
Chief Financial	2023	395,192	412,500	—	100,000	9,900	917,592
Officer	2022	365,385	500,087	486,384	—	9,150	1,361,006

(1)	Mr. Bengel became one of our NEOs for the first time in fiscal 2024.
(2)	Mr. Ziegler served as the Company’s Chief Financial Officer from May 2021 until his departure from the Company on August 9, 2024. Mr. Ziegler also held the role of the Company’s Treasurer from April 2018 to August 2024.
(3)	Reflects the dollar amounts of the aggregate grant date fair value, computed in accordance with FASB ASC Topic 718, Stock Compensation, of the stock awards and option awards granted to the NEO for the years shown. Generally, the grant date fair value is the amount that we would expense in our financial statements over the award’s vesting schedule. For additional information regarding the assumptions made in calculating these amounts, see Note 12 “Stock-Based Compensation” to our audited, consolidated financial statements included in our 2024 Annual Report. The multi-year nature of our CEO’s awards is discussed above under “2020 CEO Employment Agreement” on page 35. The vesting terms of these equity awards are described in the table below under “Outstanding Equity Awards at Fiscal 2024 Year-End” on page 41 and footnotes to such table. The table does not include grants to family members or spouses of the NEOs. For a description of shares beneficially owned by the NEOs, please refer to “Stock Ownership Information” on page 54 below.
(4)	Reflects the amounts earned under the annual cash incentive programs. Information regarding our fiscal 2024 annual cash incentive program is described in the section above entitled “Annual Incentives,” on page 33.
(5)	The detailed figures for fiscal 2024 for all other compensation are shown in the table below:

LENDINGTREE 2025 Proxy Statement 39

All Other Compensation Table

	Year	Matching Contributions made by LendingTree to 401(k)(a)	Tax Gross Up (b)	Remote Communication Expenses/ Cellphone(a)	Other(b)
Douglas Lebda	2024	$10,350		$2,025
	2023	$9,900		$2,158
	2022	$9,150	$99,983	$2,357	$125,000
Jason Bengel(c)	2024	$9,888
Scott Peyree	2024	$9,669
	2023	$6,879
	2022	$6,840
Scott Totman	2024	$10,350
	2023	$9,900
	2022	$9,150
Jill Olmstead	2024	$7,054
	2023	$6,923
	2022	$6,317
Trent Ziegler(d)	2024	$8,192
	2023	$9,900
	2022	$9,150

(a)	All of the NEOs received matching contributions under LendingTree’s 401(k) plan. Mr. Lebda received reimbursement for certain communication expenses in 2023. Prior to 2022, we reimbursed our other NEOs for certain communication expenses.

(b)	In March 2022, the Company paid $125,000 plus an income tax restoration payment in the amount of $99,983 in connection with Mr. Lebda’s Hart-Scott Rodino Act filings.

(c)	Mr. Bengel became one of our NEOs for the first time in fiscal 2024.

(d)	Mr. Ziegler served as the Company’s Chief Financial Officer from May 2021 until his departure from the Company on August 9, 2024. Mr. Ziegler also held the role of the Company’s Treasurer from April 2018 to August 2024.

LENDINGTREE 2025 Proxy Statement 40

Grants of Plan-Based Awards During Fiscal 2024

The following table provides information on cash-based and equity-based awards granted in fiscal 2024 to the NEOs.

		Estimated Future			Estimated Future			All Other
		Payouts Under			Payouts Under			Stock	All Other
		Non-Equity Incentive			Equity Incentive			Awards:	Option
		Plan Awards			Plan Awards			Number	Awards:		Grant Date
								of Shares	Number of	Exercise or	Fair Value of
								of Stock	Securities	Base Price	Stock and
								Stock or	Underlying	of Option	Option
								Units	Options	Awards	Awards
Name	Grant Date(1)	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	(#)	(#)	($/Sh)	($)(2)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Douglas Lebda	3/1/2024	241,875	937,500	1,875,000				35,000			1,399,300
	3/1/2024				15,000	30,000	45,000	45,000			1,612,350
Jason Bengel	3/1/2024	45,150	175,000	350,000				3,500			139,930
	8/12/2024							12,000			519,120
Scott Peyree	3/1/2024	91,913	356,250	712,500				17,000			679,660
	3/1/2024				8,000	16,000	24,000	24,000			859,920
Scott Totman	3/1/2024	65,016	252,000	504,000				15,000			599,700
	3/8/2024							2,500			104,075
Jill Olmstead	3/1/2024	65,016	252,000	504,000				30,000			1,199,400
Trent Ziegler(3)	3/1/2024	54,825	212,500	425,000				30,000			1,199,400

(1)	Equity awards were granted under our 2023 Stock Plan. Vesting of the equity awards is described in the table below under “Outstanding Equity Awards at Fiscal 2024 Year-End.”

(2)	Represents the grant date fair value of the respective awards of stock options and RSUs, computed in accordance with FASB ASC Topic 718. Assumptions used to calculate these amounts are described in Note 12 “Stock-Based Compensation,” to our annual consolidated financial statements for the year ended December 31, 2024, which is included in our 2024 Annual Report.

(3)	Mr. Ziegler served as the Company’s Chief Financial Officer from May 2021 until his departure from the Company on August 9, 2024. Mr. Ziegler also held the role of the Company’s Treasurer from April 2018 to August 2024.

LENDINGTREE 2025 Proxy Statement 41

Outstanding Equity Awards at Fiscal 2024 Year-End

The following table provides information regarding equity awards held by our NEOs as of December 31, 2024.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested(1) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Douglas Lebda	5,973			69.94	2/24/2026
	446,893			183.80	7/26/2027
	34,776			340.25	1/2/2028
	23,137			308.96	2/14/2029
	26,539			275.82	2/28/2030
			363,464(2)	300.00	12/3/2030
	83,901	41,952(3)		300.00	12/3/2030
						35,000(4)	1,356,250
						15,000(5)	581,250	15,000(5)	581,250
Jason Bengel	159			378.95	2/16/2028
	188			310.19	2/21/2029
	428			275.82	2/28/2030
	562			253.42	3/3/2031
	1,007	504(6)		113.27	3/2/2032
						1,399(7)	54,211
						619(8)	23,986
						2,000(9)	77,500
						15,500(4)	600,625
Scott Peyree	1,247			275.82	2/28/2030
	13,987	6,994(6)		113.27	3/2/2032
						3,679(8)	142,561
						13,750(9)	532,813
						17,000(4)	658,750
						8,000(10)	310,000	8,000(10)	310,000
Scott Totman	3,992			239.47	12/3/2030
	5,278			218.31	4/19/2031
	9,791	4,896(6)		113.27	3/2/2032
						2,576(8)	99,820
						6,250(9)	242,188
						15,000(4)	581,250
						2,500(11)	96,875
Jill Olmstead	12,521			218.33	10/1/2028
	3,824			218.33	10/1/2028
	5,344			275.82	2/28/2030
	5,616			253.42	3/3/2031
	8,951	4,477(6)		113.27	3/2/2032
						2,355(8)	91,256
						7,500(9)	290,625
						30,000(4)	1,162,500
Trent Ziegler(12)	122			371.25	8/9/2025
	188			310.19	8/9/2025
	428			275.82	8/9/2025
	450			253.42	8/9/2025
	2,754			200.64	8/9/2025
	5,594			113.27	8/9/2025

LENDINGTREE 2025 Proxy Statement 42

(1)	The market value of the unvested RSUs and restricted stock awards is calculated by multiplying the respective number of shares or units of stock by the closing market price of $38.75 for a share of our common stock as of December 31, 2024.
(2)	The performance based nonqualified stock option has both time and performance based vesting conditions. Shares that become performance vested based on the achievement of performance goals will become time-vested and exercisable in three equal annual installments upon Mr. Lebda’s continued service through December 31 of each of 2024, 2025 and 2026, except that any shares that are performance vested for the first fiscal quarter of 2025 will become time-vested and exercisable in three equal installments upon Mr. Lebda’s continued service upon the Company’s certification of the achievement of the applicable performance hurdle and on December 31 of each of 2025 and 2026.
(3)	These stock options vest in six equal annual installments beginning on December 31, 2021, subject to continuing service.
(4)	This RSU award vests in three substantially equal annual installments beginning on March 1, 2025, subject to continuing service.
(5)	This RSU award has both time and performance based vesting conditions. 15,000 shares of this RSU award have achieved the performance criteria but have not yet met the time criteria. 7,500 of these shares will vest on each of May 16, 2025 and September 24, 2025. The remaining 15,000 shares have not yet met the performance based or time based vesting conditions as further described above in the “PSUs Granted to CEO and President” on page 35.
(6)	These stock options vest in three substantially equal installments beginning on March 2, 2023, subject to continuing service.
(7)	This RSU award vests in four substantially equal annual installments beginning on August 4, 2022, subject to continuing service.
(8)	This RSU award vests in three substantially equal annual installments beginning on March 2, 2023, subject to continuing service.
(9)	This RSU award vests in three annual installments beginning on March 2, 2024, subject to continuing service. The award vests 50% in the first year and 25% in each of the second and third years.
(10)	This RSU award has both time and performance based vesting conditions. 8,000 shares of this RSU award have achieved the performance criteria but have not yet met the time criteria. 4,000 of these shares will vest on each of May 16, 2025 and September 24, 2025. The remaining 8,000 shares have not yet met the performance based or time based vesting conditions as further described above in the “PSUs Granted to CEO and President” on page 35.
(11)	This RSU award vests in three substantially equal annual installments beginning on March 8, 2025, then on March 1, 2026 and March 1, 2027, subject to continuing service.
(12)	Mr. Ziegler served as the Company’s Chief Financial Officer from May 2021 until his departure from the Company on August 9, 2024. Mr. Ziegler also held the role of the Company’s Treasurer from April 2018 to August 2024.

Option Exercises and Stock Vested During Fiscal 2024

The following table shows information regarding (i) stock options exercised during fiscal 2024 by the NEOs, including the total number of shares acquired upon exercise and the aggregate value realized before payment of applicable withholding tax and brokerage commissions and (ii) the value received from the vesting of restricted stock units and restricted stock in fiscal 2024 for the NEOs.

For option awards, the value realized equals the aggregate fair market value of the common stock acquired on the date of exercise of the options minus the aggregate exercise price. For stock awards, the value realized equals the aggregate fair market value of our common stock based on the closing price of our shares on the applicable date of vesting.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Douglas Lebda	254,103	4,184,535	15,000	779,925
Jason Bengel	—	—	4,247	180,825
Scott Peyree	—	—	31,022	1,380,508
Scott Totman	—	—	9,780	391,004
Jill Olmstead	—	—	12,491	498,713
Trent Ziegler	—	—	8,406	337,574

Pension Benefits

We do not maintain any defined benefit pension plans for our NEOs.

LENDINGTREE 2025 Proxy Statement 43

2024 Nonqualified Deferred Compensation Table

The following table presents information concerning deferred compensation during the fiscal year ended December 31, 2024.

Name	Executive Contributions in Last fiscal year ($)	Registrant Contributions in Last fiscal year($)	Aggregate Earnings in Last fiscal year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Douglas Lebda	–	–	–	–	–
Jason Bengel	–	–	–	–	–
Jill Olmstead	–	–	–	–	–
Scott Peyree	–	–	–	–	–
Scott Totman	–	–	–	–	–
Trent Ziegler	–	–	2,550	20,139	–

Non-Qualified Deferred Compensation

The Company previously maintained the LendingTree, Inc. Deferred Compensation Plan (the “Deferred Compensation Plan”), a nonqualified deferred compensation plan that gives eligible participants the opportunity to defer receipt of a portion of their salary, bonus and specified compensation. The Deferred Compensation Plan was terminated by the Board effective April 24, 2024.

Under the Deferred Compensation Plan, unless otherwise specified by the Compensation Committee in the compensation deferral agreement, eligible participants could defer up to 75% of their base salary and up to 100% of bonus, incentive compensation and/or equity awards for a plan year.

We could make discretionary contributions to participant accounts. Company contributions vest in accordance with the vesting schedule established by the Compensation Committee at the time the Company contribution is made. All Company contributions become 100% vested upon the participant’s death or disability. We could also increase a participant’s vested interest in a company contribution in our sole discretion. Any portion that remains unvested upon the participant’s separation from service (as determined by the Compensation Committee in accordance with Section 409A of the Code) will be forfeited.

Participants are generally entitled to payment of the vested portion of their termination accounts, and any specified date accounts that has not commenced distribution as of the separation from service date, upon the participant’s separation from service other than death. In the event of death, the participant’s designated beneficiary will be entitled to receive the vested portion of the participant’s unpaid account balance.

Due to federal tax law, distributions from the Deferred Compensation Plan that are related to the termination of the Deferred Compensation Plan, may only be made after April 30, 2025, and must be completely distributed by April 30, 2026. The Company intends to distribute the entire vested balance to participants as soon as administratively feasible after April 30, 2025.

LENDINGTREE 2025 Proxy Statement 44

Potential Payments Upon Termination of Employment or Change in Control

PAYMENTS MADE UPON RESIGNATION OR TERMINATION FOR CAUSE, DEATH OR DISABILITY

If an NEO resigns or his/her employment is terminated by us for cause, the NEO will be entitled only to any accrued and unpaid salary and vested benefits and no severance.

Upon termination of his employment due to death or disability, Mr. Lebda is entitled to additional base salary payments through the end of the month in which such termination occurs.

In addition, equity awards held by the NEOs will become fully vested upon termination of employment due to death or disability.

PAYMENTS MADE UPON INVOLUNTARY TERMINATION BY LENDINGTREE WITHOUT CAUSE OR FOR GOOD REASON BY NEO OR A CHANGE IN CONTROL OF LENDINGTREE

If an NEO who (i) is party to an employment (or offer letter) agreement is involuntarily terminated either without cause by us (or by the NEO due to a specified good reason) or (ii) participates in the Executive Severance Pay Plan, then such NEO may be entitled to severance benefits, as set forth in the table below. Severance payments are made in installments and consist of salary and continuation of health insurance benefits. Severance benefits also include accelerated equity vesting over a period of time.

In each case, receipt of severance benefits is conditioned on the NEO providing a release of claims, compliance with customary confidentiality and inventions assignment covenants and, in Mr. Lebda’s case, compliance with non-competition and customer and employee non-solicitation restrictions during employment and for twenty-four months thereafter and, with respect to our other NEOs, compliance with non-competition and customer non-solicitation restrictions during employment and for twenty-four months thereafter (except in Mr. Bengel’s case, compliance with non-competition restrictions during employment and for twelve months thereafter), employee non-solicitation restrictions during employment and for eighteen months thereafter (except in Mr. Bengel’s case, compliance with employee non-solicitation restrictions during employment and for twelve months thereafter), customer non-solicitation restrictions during employment and for twenty four months thereafter (except in Mr. Bengel’s case, compliance with customer non-solicitation restrictions during employment and for twelve months thereafter), and contractor, supplier and vendor non-solicitation restrictions during employment and for twelve months thereafter.

HYPOTHETICAL POTENTIAL PAYMENT ESTIMATES

The table below provides estimates for compensation payable to each NEO under hypothetical termination of employment and change in control scenarios under our compensatory arrangements other than nondiscriminatory arrangements generally available to salaried employees. If any such NEO resigns without “Good Reason” or is terminated by us for “Cause” (as defined for each NEO in the table below), such NEO will be entitled only to any accrued and unpaid salary and vested benefits and no severance benefits.

The amounts shown in the table are estimates and assume the hypothetical involuntary termination or change in control occurred on December 31, 2024, the last day of fiscal 2024, applying the provisions of the contractual agreements that were in effect as of such date. Due to the number of factors and assumptions that can affect the nature and amount of any benefits provided upon the events discussed below, any amounts paid or distributed upon an actual event may (and likely will) differ.

For purposes of the hypothetical payment estimates shown in the table below, some of the other important assumptions were:

•	annual base salary as of December 31, 2024;

•	severance benefits as provided under the NEO’s employment agreement or Executive Severance Pay Plan, as applicable;

•	severance payments are made in installments over a period of time as provided under the NEO’s employment agreement, or Executive Severance Pay Plan, as applicable;

•	cash out of all unvested equity compensation awards (for which vesting is accelerated on December 31, 2024) at their intrinsic value on December 31, 2024;

•	December 31, 2024 per share closing price of $38.75 (last trading day of fiscal 2024);

•	no severance benefits are offset by mitigation; and

•	NEOs comply with all conditions to obtaining severance benefits including providing release of claims.

LENDINGTREE 2025 Proxy Statement 45

Name	Change in Control Without Involuntary Termination (1)	Involuntary Termination (Without Cause or for Good Reason) Outside of Change in Control Protection Period (2)(3)	Involuntary Termination (Without Cause or for Good Reason) Within 12 Months (or 24 months, in Mr. Lebda’s case) of a Change in Control (1)(2)(3)	Death or Disability(4)
Douglas Lebda
Cash Severance	$—	$2,625,000	$4,312,500	$—
Continuation of Health Insurance Benefits	—	24,376	24,376	—
Acceleration of Vesting of Equity Awards	1,937,500	1,033,308	1,937,500	1,937,500
Total	$1,937,500	$3,682,284	$6,274,376	$1,937,500
Jason Bengel
Cash Severance	$—	$350,000	$1,225,000	$—
Continuation of Health Insurance Benefits	—	19,960	24,950	—
Acceleration of Vesting of Equity Awards	756,323	317,091	756,323	756,323
Total	$756,323	$687,051	$2,006,273	$756,323
Scott Peyree
Cash Severance	$—	$475,000	$2,018,750	$—
Continuation of Health Insurance Benefits	—	23,572	29,465	—
Acceleration of Vesting of Equity Awards	1,644,124	938,525	1,644,124	1,644,124
Total	$1,644,124	$1,437,097	$3,692,339	$1,644,124
Scott Totman
Cash Severance	$—	$420,000	$1,596,000	$—
Continuation of Health Insurance Benefits	—	13,200	16,501	—
Acceleration of Vesting of Equity Awards	1,020,133	446,904	1,020,133	1,020,133
Total	$1,020,133	$880,104	$2,632,634	$1,020,133
Jill Olmstead
Cash Severance	$—	$420,000	$1,596,000	$—
Continuation of Health Insurance Benefits	—	17,948	22,435	—
Acceleration of Vesting of Equity Awards	1,544,381	624,030	1,544,381	1,544,381
Total	$1,544,381	$1,061,978	$3,162,816	$1,544,381
Trent Ziegler(5)
Cash Severance	$—	$425,000	$1,487,500	$—
Continuation of Health Insurance Benefits	—	16,005	20,006	—
Acceleration of Vesting of Equity Awards	—	—	—	—
Total	$—	$441,005	$1,507,506	$—

LENDINGTREE 2025 Proxy Statement 46

(1)

For Mr. Lebda, a “Change of Control” results when: (i) any person or entity, other than Mr. Lebda or persons or entities having beneficial ownership of securities of LendingTree also beneficially owned by Mr. Lebda, becomes a beneficial owner, directly or indirectly, of securities of LendingTree representing fifty percent or more of the total voting power of all of LendingTree’s then outstanding voting securities, excluding such event occurring via the acquisition by such person or entity of beneficial ownership of securities from, or via the sharing of beneficial ownership with, Mr. Lebda’s beneficially-owned entities, (ii) a merger or consolidation of LendingTree in which LendingTree’s voting securities immediately prior to the merger or consolidation do not represent, or are not converted into securities that represent, a majority of the voting power of all voting securities of the surviving entity immediately after the merger or consolidation, or (iii) a sale of all or substantially all of the assets of LendingTree or a liquidation or dissolution of LendingTree.

For Ms. Olmstead and Messrs. Ziegler, Bengel, Peyree, and Totman a “Change of Control” means: (i) the acquisition by any individual, entity or group, other than LendingTree, of beneficial ownership of equity securities of LendingTree representing fifty percent or more of the total voting power of all of LendingTree’s then outstanding voting securities; (ii) individuals who, as of the approval date of the 2008 Stock Plan, constitute the Board of Directors (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board of Directors of LendingTree; provided, however, that any individual becoming a director subsequent to the approval date of the 2008 Stock Plan, whose election, or nomination for election by the LendingTree’s stockholders, was approved by a vote of at least a majority of the Incumbent Directors at such time shall become an Incumbent Director, but excluding any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board of Directors, (iii) a reorganization, merger, consolidation, sale or other disposition of all or substantially all of the assets of the LendingTree, the purchase of assets or stock of another entity or other similar corporate transaction (a “Business Combination”), in each case, unless immediately following such Business Combination, (A) more than fifty percent of the resulting voting power resides in outstanding voting securities retained by the LendingTree stockholders in the Business Combination and/or voting securities received by such stockholders in the Business Combination on account of outstanding voting securities, and (B) at least a majority of the members of the Board of Directors of the entity resulting from such Business Combination were Incumbent Directors at the time of the initial agreement, or action of the Board of Directors, providing for such Business Combination, or (iv) consummation of a complete liquidation or dissolution of LendingTree.

(2)

For Mr. Lebda, “Cause” means: (a) the plea of guilty or nolo contendere to, or conviction for, a felony offense, provided that (i) after indictment, LendingTree may suspend Mr. Lebda from the rendition of services, but without limiting or modifying in any other way LendingTree’s obligations to Mr. Lebda under his employment agreement, and (ii) Mr. Lebda’s employment will be immediately reinstated if the indictment is dismissed or otherwise dropped and there is not otherwise grounds to terminate his employment for Cause; (b) a material breach by Mr. Lebda of a fiduciary duty owed to LendingTree; (c) a material breach by Mr. Lebda of any of the restrictive covenants made by him in his employment agreement; or (d) the willful or gross neglect by Mr. Lebda of the material duties required by his employment agreement.

For Ms. Olmstead and Messrs. Ziegler, Bengel, Peyree and Totman, “Cause” means, as determined in the sole discretion of LendingTree, or any misconduct deemed by LendingTree to be detrimental to the interest of LendingTree or any of its divisions, subsidiaries, affiliates or employees. For the purposes of this plan, such misconduct includes, but is not limited to (i) embezzlement, fraud, or theft; (ii) conviction of, or entry of a plea of guilty or nolo contendere to, a crime that constitutes a felony or other crime involving moral turpitude; (iii) breach of fiduciary duty; (iv) personal dishonesty that is, or could reasonably be expected to be, materially injurious to LendingTree; (v) a violation of any applicable policy, code, or standard of ethics of LendingTree; (vi) excessive and unexcused absenteeism unrelated to a disability; (vii) competing with LendingTree while employed by LendingTree; and (viii) violating the terms of any restrictive covenant with LendingTree, including without limitation any non-compete, non-solicitation, or confidentiality obligation.

(3)	For Mr. Lebda, “Good Reason” means the occurrence of any of the following without Mr. Lebda’s written consent: (i) a material adverse change in his title at LendingTree, duties for LendingTree, operational authorities or reporting responsibilities as they relate to his position as Chairman and Chief Executive Officer of LendingTree from those in effect immediately following the date of his agreement, excluding for this purpose any such change that is an isolated and inadvertent action not taken in bad faith and that is remedied by LendingTree promptly after receipt of notice thereof given by Mr. Lebda (and it will be considered a material adverse change if immediately following a Change of Control Mr. Lebda is not the chief executive officer of the ultimate parent entity of the combined or surviving entity resulting from such Change of Control), (ii) a material reduction in his annual base salary, (iii) a relocation of his principal place of business more than 25 miles from the Charlotte, North Carolina metropolitan area, or (iv) a material breach by LendingTree of his agreement, excluding for this purpose any such action that is an isolated and inadvertent action not taken in bad faith and that is remedied by LendingTree promptly after receipt of notice thereof given by Mr. Lebda.

(4)	For Mr. Lebda, “Disability” means a condition, resulting from bodily injury or disease, that renders, and for a six consecutive month period has rendered, him unable to perform substantially the duties pertaining to his employment with LendingTree. A return to work of less than 14 consecutive days would not be considered an interruption in his six consecutive months of disability. Disability will be determined by LendingTree on the basis of medical evidence satisfactory to LendingTree.

(5)	These amounts represent the hypothetical payments Mr. Ziegler could receive had he been employed at the Company on December 31, 2024. However, these amounts are inapplicable as Mr. Ziegler was ineligible for these benefits on December 31, 2024 because his employment with the Company ended on August 9, 2024.

LENDINGTREE 2025 Proxy Statement 47

CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are providing the following information about the relationship of the median annual total compensation of our employees and the annual total compensation of our CEO, Mr. Douglas Lebda as follows:

CEO Total Compensation	$4,711,525
Median Employee Annual Total Compensation	$135,316
CEO to Median Employee Pay Ratio	35:1

The CEO pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described below.

To identify the median employee in fiscal 2024, we determined the pay ratio employee population to be persons employed by LendingTree and its subsidiaries on a full-time or part-time basis as of December 31, 2024. We did not include contractors or leased workers who provide services but are not employed by us, and whose compensation is determined by an unaffiliated third party. As a result, we determined that our pay ratio employee population is 820 employees.

In calculating the compensation for the pay ratio employee population, we utilized annual compensation, overtime paid, commissions paid, annual cash incentive, annual equity grants, 401(k) matching and allowances. We included annual equity grants because we grant equity to a large percentage of our employee population and therefore believe it is applicable to the CEO pay ratio. We annualized the compensation for permanent employees who were hired between January 1, 2024 and December 31, 2024.

Using this measure, we identified a “median employee” who had an annual total compensation in fiscal 2024 of $135,316 as determined under the same rules used to determine Mr. Lebda’s total compensation for fiscal 2024. The annual compensation in fiscal 2024 for our CEO was $4,711,525. We note that the increase in our CEO’s total compensation for fiscal 2024 over fiscal 2023 was due to his receipt of equity awards and earnout of target cash bonus for the first time in several years. Based on this information, the CEO pay ratio of the total annual compensation of our CEO to the total annual compensation of our median employee for fiscal 2024 is 35:1.

The SEC rules for identifying the median compensated employee and calculating the CEO pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the CEO pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

LENDINGTREE 2025 Proxy Statement 48

Pay Versus Performance

As required by Section 952(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive compensation actually paid and our financial performance for each of the last three completed fiscal years. For further information concerning our variable pay-for-performance philosophy and how we align executive compensation with our performance, refer to “Executive Compensation - Compensation Discussion and Analysis.”

Year(1)	Summary Compensation Table Total for PEO	Compensation Actually Paid to PEO (2)	Average Summary Compensation Table Total for Non-PEO NEOs	Average Compensation Actually Paid to Non-PEO NEOs (2)	Value of Initial Fixed $100 Investment Based on:		Net Income ($Millions)	CSM: Adjusted EBITDA ($Millions) (4)
					Total Shareholder Return	Peer Group Total Shareholder Return (3)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
2024	$4,711,525	$5,262,248	$1,657,745	$1,622,464	$12.77	$158.48	($42)	$104
2023	$1,230,808	$1,515,920	$1,157,554	$1,210,715	$9.99	$118.93	($122)	$78
2022	$986,490	($19,820,499)	$2,669,569	($122,097)	$7.03	$81.50	($188)	$84
2021	$1,369,813	($148,452,518)	$2,444,037	$191,542	$40.40	$134.41	$69	$135
2020	$52,023,140	$30,876,980	$2,052,741	$1,416,532	$90.23	$137.32	($48)	$124

(1)	Our PEO for each year reported is Douglas Lebda, our Chief Executive Officer. The individuals comprising the Non-PEO NEOs for each reported year are listed below.

2020	2021	2022	2023	2024
Neil Salvage J.D. Moriarty Jill Olmstead Sushil Sharma	Trent Ziegler J.D. Moriarty Jill Olmstead Scott Peyree Neil Salvage	Trent Ziegler J.D. Moriarty Scott Peyree Scott Totman	Trent Ziegler Scott Peyree Scott Totman Jill Olmstead J.D. Moriarty	Jason Bengel Scott Peyree Scott Totman Jill Olmstead Trent Ziegler

(2)	“Compensation Actually Paid” (CAP) is calculated by taking Summary Compensation Table total compensation: a) less the stock award and stock option grant values; b) plus the year over year change in the fair value of stock and option awards that are unvested as of the end of the year, or vested or were forfeited during the year. The Company has not paid dividends historically and does not sponsor any pension arrangements; thus no adjustments are made for these items. Reconciliation of the Summary Compensation Table total compensation and CAP is summarized in the following table:

	PEO(i)(ii)
Fiscal Year	2020	2021	2022	2023	2024
SCT Total Compensation	$52,023,140	$1,369,813	$986,490	$1,230,808	$4,711,525
- Stock and Option Award Values Reported in SCT for the Covered Year	$(51,173,410)	$(609,893)	$0	$0	$(3,011,650)
+ Fair Value of Outstanding Unvested Stock and Option Awards Granted in Covered Year	$63,447,076	$226,810	$114,755	$0	$2,402,706
+ Change in Fair Value of Outstanding Unvested Stock and Option Awards from Prior Years	$(32,561,596)	$(144,913,228)	$(3,222,417)	$141,967	$234,109
+ Fair Value of Stock and Option Awards Granted in Covered Year that Vested	$0	$0	$0	$0	$779,925
+ Change in Fair Value of Stock and Option Awards from Prior Years that Vested in Covered Year	$(858,230)	$(4,526,020)	$(15,867,193)	$143,145	$145,633
- Fair Value of Stock and Option Awards Forfeited during the Covered Year	$0	$0	$(1,832,134)	$0	$0
Compensation Actually Paid	$30,876,980	$(148,452,518)	$(19,820,499)	$1,515,920	$5,262,248

LENDINGTREE 2025 Proxy Statement 49

	Average Non-PEO NEO(i)(ii)
Fiscal Year	2020	2021	2022	2023	2024
SCT Total Compensation	$2,052,741	$2,444,037	$2,669,569	$1,157,554	$1,657,745
- Stock and Option Award Values Reported in SCT for the Covered Year	$(1,669,445)	$(1,678,067)	$(2,244,210)	$(590,700)	$(1,060,241)
+ Fair Value of Outstanding Unvested Stock and Option Awards Granted in Covered Year	$1,505,983	$958,366	$283,037	$409,320	$731,622
+ Change in Fair Value of Outstanding Unvested Stock and Option Awards from Prior Years	$(556,249)	$(789,088)	$(652,021)	$92,326	$93,850
+ Fair Value of Stock and Option Awards Granted in Covered Year that Vested	$0	$0	$0	$53,680	$83,192
+ Change in Fair Value of Stock and Option Awards from Prior Years that Vested in Covered Year	$83,503	$(743,706)	$(178,472)	$109,885	$167,926
- Fair Value of Stock and Option Awards Forfeited during the Covered Year	$0	$0	$0	$(21,350)	$(51,630)
Compensation Actually Paid	$1,416,532	$191,542	$(122,097)	$1,210,715	$1,622,464

i.	The fair value of performance share units used to calculate CAP was determined using a Monte Carlo simulation valuation model, in accordance with FASB ASC 718.

ii.	The fair value of option awards used to calculate CAP was determined using the Black-Scholes option pricing model, in accordance with FASB 718.

(3)	The peer group index is comprised of the Research Development Group (“RDG”) Internet Index, which is the industry line peer group reported in our 2024 Form 10-K.

(4)	The Company Selected Measure (CSM) is Adjusted EBITDA.

Most Important Metrics Used for Linking Pay and Performance:

The most important metrics the Compensation Committee used to link executive compensation to performance in 2024 are listed below. These measures, along with others, impact compensation outcomes for the NEOs.

Most Important Performance Measures
Stock Price Adjusted EBITDA Revenue

Compensation decisions are made each year taking into account a number of other factors, in addition to the metrics detailed above. Target pay levels are set based on individual performance, scope of responsibility, and an annual assessment of pay competitiveness within the market.

LENDINGTREE 2025 Proxy Statement 50

Relationship between CAP and TSR

The graphs below reflect the relationship between the PEO and Average Non-PEO NEO CAP, the Company’s cumulative indexed TSR and RDG Internet Composite Index:

LendingTree, Inc. CAP vs TSR
Compensation Actually Paid ($M)
Value of $100 Investment from 12/31/2019
$40.00
$20.00
$0.00
($20.00)
($40.00)
($60.00)
($80.00)
($100.00)
($120.00)
($140.00)
($160.00)
$180.00
$160.00
$140.00
$120.00
$100.00
$80.00
$60.00
$40.00
$20.00
$0.00
FY2020
FY2021
FY2022
FY2023
FY2024
PEO CAP ($M) - Lebda, Douglas R
Avg NEO CAP ($M)
TREE TSR
Peer Group TSR

LENDINGTREE 2025 Proxy Statement 51

Relationship between CAP and Net Income (GAAP)

The graphs below reflect the relationship between the PEO and Average Non-PEO NEO CAP and the Company’s GAAP Net Income for each applicable reporting year. While we are required by SEC rules to disclose the relationship between our net income and compensation “actually paid” to our NEOs, this is not a metric our Compensation Committee currently uses in evaluating our NEOs’ compensation.

LendingTree, Inc. CAP vs Net Income
$40.00
$20.00
$0.00
($20.00)
($40.00)
($60.00)
($80.00)
($100.00)
($120.00)
($140.00)
($160.00)
Compensation Actually Paid ($M)
$110
$60
$10
($40)
($90)
($140)
($190)
Net Income ($M)
FY2020
FY2021
FY2022
FY2023
FY2024
PEO CAP ($M) - Lebda, Douglas R
Avg NEO CAP ($M)
Net Income ($M)

Relationship between CAP and EBITDA

The graphs below reflect the relationship between the PEO and Average Non-PEO NEO CAP and the Company’s EBITDA for each applicable reporting year.

LendingTree, Inc. CAP vs CSM: Adjusted EBITDA ($Millions)
$40.00
$20.00
$0.00
($20.00)
($40.00)
($60.00)
($80.00)
($100.00)
($120.00)
($140.00)
($160.00)
Compensation Actually Paid ($M)
$140
$130
$120
$110
$100
$90
$80
$70
CSM: Adjusted EBITDA ($Millions)
FY2020
FY2021
FY2022
FY2023
FY2024
PEO CAP ($M) - Lebda, Douglas R
Avg NEO CAP ($M)
CSM: Adjusted EBITDA ($Millions)

LENDINGTREE 2025 Proxy Statement 52

PROPOSAL NO.3 Ratification of Selection of Independent
Registered Public Accounting Firm

The Audit Committee of our Board of Directors has appointed PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2025.

PricewaterhouseCoopers LLP was previously engaged on March 19, 2009 as our independent registered public accounting firm for the fiscal year ended December 31, 2009 and then reengaged on June 26, 2012 as our independent registered public accounting firm for the year ended December 31, 2012 and then, again, for all subsequent years through December 31, 2024.

Ratification of the appointment of our independent registered public accounting firm requires the affirmative vote of a majority of the total number of votes cast by the holders of shares of LendingTree common stock. If stockholders fail to ratify the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm for 2025, the Audit Committee will reconsider whether to retain that firm. Even if the selection is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year.

One or more representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so. They are expected to be available to respond to appropriate questions submitted prior to the Meeting.

The Audit Committee’s Policy on Pre-Approval of Services Performed by the Independent Registered Public Accounting Firm

It is the policy of the Audit Committee to review and pre-approve all auditing services, audit-related services, including internal control-related services, and permitted non-audit services to be performed for the Company by the independent accounting firm, subject to any exceptions under Section 10A of the Exchange Act and any rules promulgated thereunder and review and discuss with the independent accounting firm any documentation supplied by the independent accounting firm as to the nature and scope of any tax services to be approved, as well as the potential effects of the provision of such services on the independent accounting firm’s independence.

Fees Paid to PricewaterhouseCoopers LLP

The following table shows fees that we paid (or accrued) for professional services rendered by PricewaterhouseCoopers LLP for the fiscal years ended 2024 and 2023, which were all approved by the Audit Committee:

Fee Category	2024	2023
Audit Fees	$1,845,000	$1,720,000
Audit-Related Fees	—	—
Tax Fees	$60,617	$150,994
All Other Fees	$2,000	$7,514
Total Fees	$1,907,617	$1,878,508

Audit Fees

These fees consist of fees associated with the annual audit of our consolidated financial statements, regulatory audits, the review of our periodic reports, accounting consultations, the review of registration statements and consents and related services normally provided in connection with statutory and regulatory filings and engagements. Regulatory audits include audits performed for certain of our businesses in the United States, which audits are required by federal or state regulatory authorities.

Audit-Related Fees

Audit-related fees consist of fees primarily related to due diligence services related to merger and acquisition matters. LendingTree paid no audit-related fees to PricewaterhouseCoopers LLP in fiscal years 2024 and 2023.

Tax Fees

Tax fees consist of fees related to tax compliance and tax consulting.

All Other Fees

LendingTree paid other fees to PricewaterhouseCoopers LLP for license fees for an accounting reporting research tool in fiscal years 2024 and 2023.

For more information about PricewaterhouseCoopers LLP, please see the “Audit Committee Report.”

✓	The Board recommends that you vote FOR the ratification of the selection of PricewaterhouseCoopers LLP.

LENDINGTREE 2025 Proxy Statement 53

Audit Committee Report

The Audit Committee operates under a written charter, which has been adopted by the Board of Directors. The Audit Committee charter governs the operations of the Audit Committee and sets forth its responsibilities, which include providing assistance to the Board of Directors with (1) maintaining the integrity of LendingTree’s financial statements, (2) assessing the effectiveness of LendingTree’s internal control over financial reporting, (3) monitoring the qualifications and independence of LendingTree’s independent registered public accounting firm, (4) overseeing the performance of LendingTree’s internal audit function and independent registered public accounting firm, (5) ensuring LendingTree’s compliance with legal and regulatory requirements and (6) reviewing LendingTree’s cyber-security, data protection, and privacy policies. It is not the duty of the Audit Committee to plan or conduct audits or to determine that LendingTree’s financial statements and disclosures are complete, accurate and have been prepared in accordance with generally accepted accounting principles and applicable rules and regulations. These responsibilities rest with management and LendingTree’s independent registered public accounting firm.

In fulfilling its responsibilities, the Audit Committee has reviewed and discussed the audited consolidated financial statements of LendingTree for the fiscal year ended December 31, 2024 with management and PricewaterhouseCoopers LLP, LendingTree’s independent registered public accounting firm for fiscal 2024.

The Audit Committee has discussed with PricewaterhouseCoopers LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC. In addition, the Audit Committee has received during the past fiscal year the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and has discussed with PricewaterhouseCoopers LLP its independence from LendingTree and its management.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended on February 24, 2025 to the Board of Directors that the audited consolidated financial statements for LendingTree for the fiscal year ended December 31, 2024 be included in its 2024 Annual Report for filing with the SEC.

AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Steven Ozonian (Chair)

Robin Henderson

G. Kennedy Thompson

LENDINGTREE 2025 Proxy Statement 54

Stock Ownership Information

Security Ownership Table

Unless otherwise indicated below, the following table shows shares of LendingTree common stock that we believe are owned as of April 16, 2025 by:

•	Each of the NEOs	•	All executive officers and directors as a group

•	Each current director and director nominee	•	Each person known by us that owns beneficially more than 5% of the outstanding shares of common stock

Unless otherwise indicated, beneficial owners listed in the following table may be contacted at our corporate headquarters located at 1415 Vantage Park Dr., Suite 700, Charlotte, NC 28203. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the following table have sole voting and investment power with respect to all shares of LendingTree common stock that they beneficially own, subject to applicable community property laws. For each listed person, the number of shares of common stock and percent of such class listed assumes the conversion or exercise of any equity securities owned by such person that are or will become convertible or exercisable, and the exercise of stock options and the vesting of restricted stock units, if any, that will vest within 60 days of April 16, 2025, but does not assume the conversion, exercise or vesting of any such equity securities owned by any other person. As of April 16, 2025, there were 13,535,034 shares validly issued and outstanding.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (#)	Percent of Class (%)
Directors, Director Nominees and Executive Officers:
Jason Bengel(1)	14,836
Gabriel Dalporto(2)	19,877	*
Thomas M. Davidson, Jr.(3)	17,071	*
Mark Ernst(4)	46,706	*
Robin Henderson(5)	17,130	*
Douglas Lebda(6)	2,839,070	20.0%
Jill Olmstead(7)	65,003	*
Steven Ozonian(8)	20,153	*
Scott Peyree(9)	136,794	1.0%
Diego Rodriguez(10)	11,598	*
Saras Sarasvathy(11)	19,231	*
G. Kennedy Thompson(12)	41,142	*
Scott Totman(13)	50,228	*
Trent Ziegler(14)	9,536	*
All directors and executive officers as a group (15 persons)(15)	3,312,112	23.1%
5% Stockholders:
BlackRock, Inc.(16)	824,661	6.1%
Vanguard(17)	785,263	5.8%

*	The percentage of shares beneficially owned does not exceed 1%.

(1)	Includes 2,848 shares subject to options exercisable within 60 days of April 16, 2025.

(2)	Includes 5,534 shares subject to options exercisable within 60 days of April 16, 2025, and 5,000 restricted stock units that are scheduled to vest within 60 days of April 16, 2025.

(3)	Includes 3,932 shares subject to options exercisable within 60 days of April 16, 2025, and 5,000 restricted stock units that are scheduled to vest within 60 days of April 16, 2025.

(4)	Includes 2,285 shares subject to options exercisable within 60 days of April 16, 2025, and 5,000 restricted stock units that are scheduled to vest within 60 days of April 16, 2025.

(5)	Includes 4,899 shares subject to options exercisable within 60 days of April 16, 2025, and 5,000 restricted stock units that are scheduled to vest within 60 days of April 16, 2025.

(6)	Includes 5,690 shares owned by Mr. Lebda’s spouse, 2,652 shares subject to options owned by Mr. Lebda’s spouse exercisable within 60 days of April 16, 2025 and 166 restricted stock units that are scheduled to vest within 60 days of April 16, 2025, with respect to which Mr. Lebda has disclaimed beneficial ownership. Also includes 1,325,000 shares owned by Lebda Family Holdings, LLC, of which Mr. Lebda is the manager, 300,000 shares owned by 2021 Lebda Family Holdings LLC, of which Mr. Lebda is the manager, 433,159 shares owned by 2022 Lebda Family Holdings, LLC, of which Mr. Lebda is the manager, and 12,524 shares owned by Lebda Family Holdings II LLC, of which Mr. Lebda is the manager. Also includes 621,219 shares subject to options exercisable within 60 days of April 16, 2025 and 7,500 restricted stock units with market conditions that are scheduled to vest within 60 days of April 16, 2025.

(7)	Includes 40,733 shares subject to options exercisable within 60 days of April 16, 2025.

LENDINGTREE 2025 Proxy Statement 55

(8)	Includes 4,369 shares subject to options exercisable within 60 days of April 16, 2025, and 5,000 restricted stock units that are scheduled to vest within 60 days of April 16, 2025.

(9)	Includes 22,228 shares subject to options exercisable within 60 days of April 16, 2025 and 4,000 restricted stock units with market conditions that are scheduled to vest within 60 days of April 16, 2025.

(10)	Includes 2,285 shares subject to options exercisable within 60 days of April 16, 2025, and 5,000 restricted stock units that are scheduled to vest within 60 days of April 16, 2025.

(11)	Includes 4,917 shares subject to options exercisable within 60 days of April 16, 2025, and 5,000 restricted stock units that are scheduled to vest within 60 days of April 16, 2025.

(12)	Includes 16,297 shares subject to options exercisable within 60 days of April 16, 2025, and 5,000 restricted stock units that are scheduled to vest within 60 days of April 16, 2025.

(13)	Includes 23,957 shares subject to options exercisable within 60 days of April 16, 2025.

(14)	Includes 9,536 shares subject to options exercisable within 60 days of April 16, 2025.

(15)	Includes an additional 1,259 shares subject to options exercisable within 60 days of April 16, 2025.

(16)	Information based on a Schedule 13G/A amendment no. 13 filed with the SEC by BlackRock, Inc. (“BlackRock”) on April 17, 2025. The address of BlackRock reported on such Schedule 13G/A is 50 Hudson Yards, New York, NY 10001.

(17)	Information based on a Schedule 13G/A amendment no. 6 filed with the SEC by The Vanguard Group (“Vanguard”) on February 13, 2024. The address of Vanguard reported on such Schedule 13G/A is 100 Vanguard Blvd., Malvern, PA 19355.

LENDINGTREE 2025 Proxy Statement 56

Information About the Meeting, Voting & Proxies

DATE, TIME AND PLACE OF MEETING

We are holding the Meeting virtually via live webcast on June 11, 2025 at 11:00 a.m. Eastern Time. We have first released this Proxy Statement to LendingTree stockholders beginning on April 25, 2025 at www.virtualshareholdermeeting.com/TREE2025. You will not be able to attend in person.

INTERNET AVAILABILITY OF PROXY MATERIALS

The Securities and Exchange Commission approved “Notice and Access” rules relating to the delivery of proxy materials over the Internet. These rules permit us to furnish proxy materials, including this Proxy Statement and our 2024 Annual Report to our stockholders by providing access to such documents on the Internet instead of mailing printed copies. Most stockholders will not receive printed copies of the proxy materials unless they request them. Instead, the Notice of Internet Availability, which we are mailing to most of our stockholders, will instruct you as to how you may access and review all of the proxy materials on the Internet. The Notice also instructs you as to how you may submit your proxy on the Internet. If you would like to receive a paper copy of our proxy materials, you should follow the instructions for requesting such materials in the Notice of Internet Availability.

RECORD DATE, OUTSTANDING SHARES AND QUORUM

Holders of LendingTree common stock at the close of business on April 16, 2025, the record date for the Annual Meeting established by our Board of Directors, are entitled to receive notice of the Annual Meeting, the Notice of Internet Availability of Proxy Materials and to vote their shares at the Annual Meeting and any related adjournments or postponements. The Notice of Internet Availability, Notice of Annual Meeting, Proxy Statement and form of proxy are first expected to be made available to stockholders on or about April 25, 2025.

As of the close of business on the record date, there were 13,535,034 shares of our common stock outstanding and entitled to vote. Holders of our common stock are entitled to one vote per share.

You may examine a list of the stockholders of record as of the close of business on April 16, 2025 for any purpose germane to the Annual Meeting during normal business hours during the 10-day period preceding the date of the Meeting at our corporate headquarters at 1415 Vantage Park Dr., Suite 700, Charlotte, NC 28203. We will place the list at our principal place of business as required by Delaware General Corporation Law Section 219.

HOW TO KNOW IF YOU’RE A STOCKHOLDER OF RECORD OR A BENEFICIAL OWNER

Stockholder of record (also known as a record holder). If your shares are registered in your name, you are a stockholder of record. If you are a stockholder of record, you will receive the Notice of Internet Availability of these proxy materials for all LendingTree shares that you hold directly. If you have requested printed proxy materials, we have enclosed a proxy card for you to use.

Beneficial owner of shares held in street name. If your shares are held in the name of your broker, bank or another holder of record, these shares are held in “street name.” If you hold our shares in street name through one or more banks, brokers and/or other holders of record, you will receive the Notice of Internet Availability or these proxy materials, together with voting instructions and information regarding the consolidation of your votes, from the third party or parties through which you hold your shares.

If you are a stockholder of record and hold additional LendingTree shares in street name, you will receive the Notice of Internet Availability of these proxy materials. If you requested printed proxy materials, your broker, bank or nominee has enclosed a voting instruction card for you to use in directing the broker, bank or nominee regarding how to vote your shares.

LENDINGTREE 2025 Proxy Statement 57

REQUIRED VOTE

Attendance by holders of our common stock, or by proxy of holders having a majority of the total votes entitled to be cast by holders of our common stock at the Annual Meeting constitutes a quorum. Shares of our common stock are counted as present at the Annual Meeting for purposes of determining whether there is a quorum (1) if you attend the virtual Annual Meeting, (2) if you vote by telephone or on the Internet prior to the Annual Meeting or (3) if a signed proxy card has been properly submitted by you or on your behalf prior to the Annual Meeting, without regard to whether the proxy is marked as casting a vote or abstaining.

Abstain votes and proxies containing broker non-votes are counted for purposes of establishing a quorum but are not counted in the election of directors and therefore have no effect on their election. In the vote on the other proposal to be considered at the Annual Meeting, abstentions are counted for purposes of establishing a quorum but will not affect the outcome of the vote. A broker non-vote occurs when a broker or other nominee submits a proxy card with respect to shares of common stock held in a fiduciary capacity (typically referred to as being held in “street name”) but declines to vote on a particular matter because the broker or nominee has not received voting instructions from the beneficial owner or the persons entitled to vote those shares and for which the broker or nominee does not have discretionary voting power under rules applicable to broker-dealers.

For the vote on the election of director nominees, for each nominee, you may vote “for” the nominee, “against” the nominee or “abstain” from voting as to the nominee. For the vote on approval of LendingTree’s executive compensation (say-on-pay), you may vote in favor of approval, vote against approval or abstain from voting. For the vote on the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal 2025, you may vote in favor of the ratification, vote against the ratification or abstain from voting on the ratification.

The table below shows the voting options, voting requirement, and effect of abstentions and broker non-votes for each proposal to be presented at the Meeting.

Proposal		Voting Options	Vote Required to Adopt the Proposal	Effect of Abstentions	Effect of “Broker Non-Votes”
1.	Election of directors	For, against or abstain on each nominee	A nominee for director will be elected if the votes cast for such nominee exceed the votes cast against such nominee	No effect	No effect
2.	Advisory vote to approve LendingTree’s executive compensation (say-on-pay)	For, against or abstain	The affirmative vote of a majority of the shares of common stock represented at the Meeting and voted for or against the proposal	No effect	No effect
3.	Ratification of selection of PricewaterhouseCoopers LLP, independent registered public accounting firm	For, against or abstain	The affirmative vote of a majority of the shares of common stock represented at the Meeting and voted for or against the proposal	No effect	Not applicable(1)

(1)	This is considered to be a routine matter and, therefore, if you hold your shares through third parties or in street name and do not provide voting instructions to the broker, bank or other nominee that holds your shares, the nominee has discretionary authority to vote on this Proposal. This is not the case for the other Proposals since they are considered to be “non-routine” matters. See “Voting and Revoking Proxies” below.

VOTING AND REVOKING PROXIES

The Board is soliciting proxies to vote your shares at the Annual Meeting. Please act as soon as possible to vote your shares, even if you plan to attend the virtual Meeting. All stockholders of record have four options for submitting their vote:

•	Vote on the Internet. If you have Internet access, you may submit your proxy by following the instructions provided in the Notice of Internet Availability, or if you request printed proxy materials, by following the instructions provided on your proxy card. If you vote on the Internet, you can also request electronic delivery of future proxy materials.

•	Vote by Telephone. You can also vote by telephone by following the instructions provided on the Internet voting site, or if you requested printed proxy materials, by following the instructions provided on your proxy card. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded.

•	Vote by Mail. If you elected to receive printed proxy materials by mail, you may choose to vote by mail by marking your proxy card, dating and signing it, and returning it to Vote Processing c/o Broadridge, 51 Mercedes Way, Ridgewood, NY 11717 in the postage-paid envelope provided. Please allow sufficient time for mailing if you decide to vote by mail.

•	Vote at the virtual Annual Meeting. The method or timing of your vote will not limit your right to vote at the Annual Meeting if you attend the Webcast and vote online. To participate in the virtual Annual Meeting, you will need the 16-digit control number included on your Notice of Internet Availability of Proxy Materials or on your proxy card that accompanied your proxy materials.

LENDINGTREE 2025 Proxy Statement 58

We encourage you to vote via the Internet.

If you hold your shares in street name, you must provide your broker, bank or other nominee with instructions in order to vote these shares. To do so, you should follow the directions regarding voting instructions provided to you by your bank, broker or other nominee. Street name holders may submit a proxy by telephone or the Internet if their bank or broker makes these methods available, in which case the bank or broker will enclose related instructions with this Proxy Statement. If you hold your shares through a bank, broker or other nominee, you should follow the voting instructions you receive from your bank, broker or other nominee.

If your bank, broker or nominee holds your shares in its name and you do not instruct them how to vote, they will only have discretion to vote your shares for Proposal 3 (ratifying the selection of our independent registered public accountant).

If you sign and return your proxy card but do not give any instructions on how you would like to vote your shares, your shares will be voted in favor of the election of each of the director nominees listed in Proposal 1 and in favor of Proposals 2 and 3 . As far as we know, no other matters will be presented at the Meeting. However, if any other matters of business are properly presented, the proxy holders named on the proxy card are authorized to vote the shares represented by proxies according to their judgment. Beneficial owners are also invited to attend and vote at the Annual Meeting (by using the 16-digit control number included on their voting instruction form).

Whether you submit your proxy online, by telephone or by mail, you may revoke it at any time before voting takes place at the Meeting by:

•	submitting a later-dated proxy relating to the same shares by mail, telephone or the Internet prior to the vote at the Annual Meeting; or

•	attending the virtual Annual Meeting and voting online (although attendance at the Annual Meeting will not, by itself, revoke a proxy).

SOLICITING PROXIES

We will bear all expenses incurred in connection with the solicitation of proxies. Our directors, officers and employees may also solicit proxies from stockholders by telephone, letter, facsimile or in person but will not receive compensation for such solicitations. Following the original mailing of the Notice of Internet Availability, we will request brokers, custodians, nominees and other record holders to forward their own notice and, upon request, to forward copies of the Proxy Statement and related soliciting materials to persons for whom they hold shares of our common stock and to request authority for the exercise of proxies. In such cases, upon the request of the record holders, we will reimburse such holders for their reasonable expenses.

VOTING RESULTS

We will file a Current Report on Form 8-K announcing the voting results within four business days after the Annual Meeting.

ANNUAL REPORT ON FORM 10-K AND ADDITIONAL MATERIALS

Upon request to our Corporate Secretary at GC@lendingtree.com, we will provide without charge to each person solicited an additional copy of our 2024 Annual Report, including the financial statements and financial statement schedule filed therewith. Copies are also available on our website at https://investors.lendingtree.com/financials/sec-filings. We will furnish requesting stockholders with any exhibit not contained in our 2024 Annual Report upon payment of a reasonable fee.

LENDINGTREE 2025 Proxy Statement 59

The Notice of Internet Availability of Proxy Materials contains instructions on how to access our Proxy Statement, our 2024 Annual Report and on how to receive a paper copy of the proxy materials. If you request paper copies of the proxy materials, please complete, sign, date and return the accompanying proxy in the postage-paid envelope provided. See “VOTING AND REVOKING PROXIES” in the Proxy Statement for more details.

“HOUSEHOLDING” OF PROXY MATERIALS AND ANNUAL REPORTS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for the Proxy Materials or other annual meeting materials with respect to two or more stockholders sharing the same address by delivering a single set of Proxy Materials or other annual meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” is intended to provide extra convenience for stockholders and reduce costs.

We and a number of brokers with account holders who are our stockholders will be householding our Proxy Materials. We will deliver a single set of Proxy Materials to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate set of Proxy Materials, or if you are receiving multiple sets of Proxy Materials and would like to receive only one, please notify your broker, bank or other nominee if you are a beneficial stockholder or notify us if you are a registered stockholder. Registered stockholders can notify us by sending a written request to LendingTree, Inc., c/o Broadridge Householding Department, 51 Mercedes Way, Edgewood, New York 11717, or by calling 1-866-540-7095, and we will promptly deliver any additional Proxy Materials requested.

STOCKHOLDER PROPOSALS AND NOMINATIONS FOR THE 2026 ANNUAL MEETING OF STOCKHOLDERS

Pursuant to Rule 14a-8 under the Exchange Act, we must receive any proposals from stockholders intended for inclusion in the proxy statement for our 2026 Annual Meeting of Stockholders no later than 120 days before the anniversary date of the distribution of this Proxy Statement (i.e., December 26, 2025). Holders of common stock who wish to have proposals submitted for inclusion in the proxy statement for our 2026 annual meeting of stockholders should consult the applicable rules and regulations of the SEC with respect to such proposals, including certain information required to be in the proposal, the permissible number and length of proposals, and other matters governed by such rules and regulations, and should also consult our bylaws.

Stockholders who intend to present a proposal at our 2026 annual meeting of stockholders without inclusion of the proposal in our proxy materials are required to provide notice of such proposal to our Corporate Secretary so that such notice is received by our Corporate Secretary at our principal executive offices no later than March 13, 2026, and no earlier than February 11, 2026; provided, however, that if the date of the 2026 annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after the anniversary of the preceding year’s annual meeting, notice to be timely must be so delivered not later than the close of business on the later of (i) the 90th day prior to the 2026 annual meeting, or (ii) the 10th day following the day on which public announcement of the date of the 2026 annual meeting is first made. We reserve the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements, including those set forth in our bylaws.

Our stockholders can find our bylaws on file with the SEC.

LENDINGTREE 2025 Proxy Statement 60

Appendix A

LENDINGTREE, INC.

Supplemental Information for the Proxy Summary and Compensation Discussion and Analysis in the Proxy Statement for the 2025 Annual Meeting of Stockholders

INFORMATION REGARDING NON-GAAP FINANCIAL MEASURES AND RECONCILIATION OF NON-GAAP FINANCIAL MEASURES TO MOST DIRECTLY COMPARABLE GAAP MEASURES

The Proxy Summary and the Compensation Discussion and Analysis (“CD&A”) of the Proxy Statement contain one non-GAAP financial measure, adjusted earnings before interest, taxes, depreciation and amortization. The table on page A-2 of this Proxy Statement reconciles the non-GAAP financial measure in the Proxy Summary and CD&A to the most directly comparable financial measure prepared in accordance with Generally Accepted Accounting Principles (“GAAP”).

LendingTree’s Principles of Financial Reporting

LendingTree reports the following non-GAAP measure as a supplemental measure to GAAP:

•	Earnings Before Interest, Taxes, Depreciation and Amortization, as adjusted for certain items discussed below (“Adjusted EBITDA”)

Adjusted EBITDA is a primary metric by which LendingTree evaluates the performance of its businesses, on which its marketing expenditures and internal budgets are based and by which, in most years, management and many employees are compensated. LendingTree believes that investors should have access to the same set of tools that LendingTree uses in analyzing its results.

This non-GAAP measure should be considered in addition to results prepared in accordance with GAAP but should not be considered a substitute for or superior to GAAP results. LendingTree provides and encourages investors to examine the reconciling adjustments between the GAAP and non-GAAP measures set forth below.

Definition of LendingTree’s Non-GAAP Measure

EBITDA is defined as net income from continuing operations excluding interest, income tax, amortization of intangibles and depreciation.

Adjusted EBITDA is defined as EBITDA excluding (1) non-cash compensation expense, (2) non-cash impairment charges, (3) gain/loss on disposal of assets, (4) gain/loss on investments, (5) restructuring and severance expenses, (6) litigation settlements and contingencies, (7) acquisitions and dispositions income or expense (including with respect to changes in fair value of contingent consideration), (8) contributions to the LendingTree Foundation, (9) dividend income, and (10) one-time items.

LendingTree endeavors to compensate for the limitations of this non-GAAP measure by also providing the comparable GAAP measure with equal or greater prominence and descriptions of the reconciling items, including quantifying such items, to derive the non-GAAP measure. This non-GAAP measure may not be comparable to similarly titled measures used by other companies.

A-1

One-Time Items

Adjusted EBITDA is adjusted for one-time items, if applicable. Items are considered one-time in nature if they are non-recurring, infrequent or unusual, and have not occurred in the past two years or are not expected to recur in the next two years, in accordance with SEC rules. For the periods presented below, there are no adjustements for one-time items.

Non-Cash Expenses That Are Excluded from LendingTree’s Adjusted EBITDA

Non-cash compensation expense consists principally of expense associated with grants of restricted stock, restricted stock units and stock options, some of which awards have performance-based vesting conditions. These expenses are not paid in cash, and LendingTree includes the related shares in its calculations of fully diluted shares outstanding. Upon settlement of restricted stock units, exercise of certain stock options or vesting of restricted stock awards, the awards may be settled, on a net basis, with LendingTree remitting the required tax withholding amount from its current funds. Cash expenditures for employer payroll taxes on non-cash compensation are included within Adjusted EBITDA.

Amortization of intangibles are non-cash expenses relating primarily to intangible assets acquired through acquisitions. At the time of an acquisition, the intangible assets of the acquired company, such as purchase agreements, technology and customer relationships, are valued and amortized over their estimated lives.

Adjusted EBITDA

Below is a reconciliation of net loss, the most directly comparable GAAP measure, to Adjusted EBITDA. See “LendingTree’s Principles of Financial Reporting” for further discussion of the Company’s use of this non-GAAP measure.

	Twelve Months Ended
	December 31, 2024	December 31, 2023
	(in thousands)
Net income (loss) from continuing operations	$(41,704)	$(122,404)
Adjustments to reconcile to Adjusted EBITDA:
Amortization of intangibles	5,889	7,694
Depreciation	18,300	19,070
Restructuring and Severance	508	10,118
Loss on impairments and disposal of assets	2,584	5,437
Loss on investments	58,376	114,504
Goodwill impairment	—	38,600
Non-cash compensation expense	28,579	37,176
Acquisition expense	—	(5)
Litigation settlements and contingencies	3,797	388
Interest expense (income), net	27,849	(21,685)
Dividend Income	(4,385)	(7,888)
Income tax (benefit) expense	4,320	(2,515)
Adjusted EBITDA	$104,113	$78,490

A-2

LENDINGTREE, INC.
1415 VANTAGE PARK DR., SUITE 700
CHARLOTTE, NC 28203

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on June 10, 2025. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/TREE2025**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow → XXXX XXXX XXXX XXXX available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on June 10, 2025. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V72947-P32182 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

LENDINGTREE, INC.

The Board of Directors recommend a vote FOR all the nominees listed and FOR Proposals 2 and 3.

1. The election to Lending Tree, Inc.'s Board of Directors of the nine nominees named in the Proxy Statement.

Nominees:

	For	Against	Abstain
1a. Gabriel Dalporto	☐	☐	☐
1b. Thomas Davidson, Jr.	☐	☐	☐
1c. Mark Ernst	☐	☐	☐
1d. Robin Henderson	☐	☐	☐
1e. Douglas Lebda	☐	☐	☐
1f. Steven Ozonian	☐	☐	☐
1g. Diego Rodriguez	☐	☐	☐
1h. Saras Sarasvathy	☐	☐	☐
1i. G. Kennedy Thompson	☐	☐	☐

	For	Against	Abstain
2. Advisory vote to approve LendingTree, Inc.'s executive compensation (say-on-pay).	☐	☐	☐
3. Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the 2025 fiscal year.	☐	☐	☐

Note: In their discretion, the proxies are authorized to vote on such other business as may properly come before the meeting or any postponements or adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date